Exhibit 2.2

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

TYCO INTERNATIONAL LTD.,

TYCO INTERNATIONAL FINANCE S.A.

THE ADT CORPORATION

and

ADT LLC

Dated as of September 26, 2012

i

List of Exhibits

Exhibit A	Form of Brand Agreement

Exhibit B	Form of Canadian Guard Service Agreement

Exhibit C	Form of US Guard Service Agreement

Exhibit D	Form of US Monitoring Agreement

Exhibit E	Form of Canadian Monitoring Agreement

Exhibit F	Form of Patent Agreement

Exhibit G	Form of Records Access Agreement

Exhibit H	Form of Sublease Agreement

Exhibit I	Form of Tax Sharing Agreement

Exhibit J	Form of Non-Income Tax Sharing Agreement

v

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), effective as of 10 a.m., Eastern Daylight Time, on September 26, 2012, by and among TYCO INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Tyco International”), TYCO INTERNATIONAL FINANCE S.A., a corporation organized under the laws of Luxembourg (“TIFSA”, and, together with Tyco International, “Tyco”), THE ADT CORPORATION, a Delaware corporation (“ADT NA”) and, solely for purposes of Section 2.2(d), ADT LLC, a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, Tyco International, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the ADT North American R/SB Business (as defined herein);

WHEREAS, the Board of Directors of Tyco International (the “Board”) has determined that it is appropriate, desirable and in the best interests of Tyco International and its stockholders to separate from Tyco the ADT North American R/SB Business (the “ADT NA Separation”), which shall be owned and operated and conducted, directly or indirectly, by ADT NA and after which the Tyco Retained Business shall be owned and conducted, directly or indirectly, by Tyco International;

WHEREAS, in order to effect the ADT NA Separation, the Board has determined that it is appropriate, desirable and in the best interests of Tyco International and its stockholders (i) to enter into a series of transactions whereby ADT NA and/or one or more members of the ADT North American R/SB Group will, collectively, own all of the ADT North American R/SB Assets and assume (or retain) all of the ADT North American R/SB Liabilities and (ii) for Tyco International to distribute to the holders of Tyco Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of common stock, par value $0.01 per share, of ADT (the “ADT NA Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “ADT NA Plan of Separation”);

WHEREAS, each of Tyco and ADT NA has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to cause the assumption by the applicable Party or its Subsidiaries of those Liabilities, in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and/or assume, as applicable, to and/or by the applicable Party or its Subsidiaries those Assets and Liabilities in respect of other current and former businesses and activities of Tyco and its current and former Subsidiaries;

WHEREAS, in addition to the above, the Board had previously determined that it is appropriate, desirable and in the best interests of Tyco International and its stockholders to (i) separate from Tyco the Flow Control Business (the “Flow Control Separation”), which shall be owned and conducted, directly or indirectly, by Pentair Ltd. (formerly known as Tyco Flow Control International Ltd., “Flow Control”) pursuant to the Separation and Distribution

Agreement, by and among Tyco International, Flow Control and (for certain specified sections) ADT NA, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Flow Control Agreement”) and (ii) to combine the Flow Control Business with Pentair, Inc., a Minnesota corporation (“Pentair”), pursuant to the Merger Agreement, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among Tyco International, Flow Control, Panthro Acquisition Co., a Delaware corporation, Panthro Merger Sub, Inc., a Minnesota corporation, and Pentair;

WHEREAS, the Flow Control Agreement governs the allocation of certain obligations among Tyco International, ADT NA and Flow Control following the Flow Control Separation;

WHEREAS, it is the intention of the Parties that the various contributions of Assets by certain Subsidiaries of Tyco International to, and assumptions of Liabilities by, ADT NA, together with the corresponding distributions of the ADT NA Common Stock, qualify as reorganizations within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, it is the intention of the Parties that the distribution of the ADT NA Common Stock to the stockholders of Tyco International will qualify as tax-free under Section 355(a) of the Code to such stockholders, and as tax-free to Tyco International under Section 355(c) of the Code; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions (to the extent not otherwise addressed in the Flow Control Agreement) and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General.

As used in this Agreement, the following terms shall have the following meanings:

(1) “Accountant” shall have the meaning set forth in Section 3.4(d).

(2) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(3) “Adjusted ADT NA Exercise Price” shall have the meaning set forth in Section 6.1(a)(iii).

(4) “Adjusted Tyco Exercise Price” shall have the meaning set forth in Section 6.1(b)(iii).

(5) “ADT Competitive Activity” means (A) the designing, selling, leasing, installing, servicing, repairing, monitoring and maintenance of fire detection, fire suppression, retail store performance and electronic article surveillance (including acousto magnetic and radio frequency identification tags and labels) products, systems and services for commercial, industrial, retail, institutional and governmental customers (for the avoidance of doubt, excluding the sale, leasing, installing, servicing, repairing, monitoring and maintenance of fire detection products and RIS Products to Small Governmental Facility, Small Business and residential customers to the extent such customers are not described in (z) of clause (C) immediately below), (B) designing, manufacturing and selling fire protection, security and life safety products or systems, including fire detection and suppression, intrusion security, retail store performance, electronic article surveillance (including acousto magnetic and radio frequency identification tags and labels), access control, video management and breathing apparatus products or systems, and products or systems for remote interactive services that allow customers to remotely monitor and manage the environments in their premises (such products or systems for remote interactive services, “RIS Products”), for commercial, industrial, retail, institutional, governmental and residential customers (for the avoidance of doubt, other than the sale, rental, lease, installation (including associated design), service, repair, monitoring or maintenance of electronic security products or systems, fire detection products, RIS Products, access control products or systems or video management products or systems to residential, Small Business or Small Governmental Facility customers, in each case, to the extent such customers are not described in (z) of clause (C) immediately below) and (C) the selling, leasing, installing, servicing, repairing, monitoring and maintenance of any electronic security products or systems, including intrusion, retail store performance, electronic article surveillance (including acousto magnetic and radio frequency identification tags and labels), access control, video management, fire detection and suppression, remote interactive service, carbon dioxide detection, and medical emergency products or systems, to (w) any state, provincial or local governmental facility with a premises of 7,500 square feet or greater, (x) the federal government or any agency, branch or department thereof, (y) any Person for its business enterprise that is not a Small Business or (z) any Person for its business that is a Small Business or for a Small Governmental Facility where the system that has been or would be procured by such Small Business or Small Governmental Facility, as applicable, would either (1) include any fire protection system other than “spot detection”, as determined based upon the Laws of the applicable jurisdiction in which any such location is situated or (2) be required to be a system certificated under the standards of Underwriters Laboratories, Inc. (UL) (or any successor organization providing similar functions) (or Underwriters Laboratories of Canada (ULC), if located in Canada), other than UL CPVX (Central Station) or UL CVSG (Mercantile), in each case of clauses (A), (B) and (C) above, as conducted by the Tyco Group as of immediately prior to the ADT NA Distribution Date.

(6) “ADT NA” shall have the meaning set forth in the preamble.

(7) “ADT NA Balance Sheet” shall mean the unaudited combined balance sheet of the ADT North American R/SB Group prepared to give effect to the transactions contemplated hereby, as of August 31, 2012; provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to ADT NA or any member of the ADT North American R/SB Group or vice versa solely in connection with the ADT NA Plan of Separation and prior to the ADT NA Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the ADT NA Balance Sheet, as the case may be.

(8) “ADT NA Cash Allocation” shall have the meaning set forth in Section 3.4(f).

(9) “ADT NA Common Stock” shall have the meaning set forth in the recitals hereto.

(10) “ADT NA Distribution” shall mean the distribution on the ADT NA Distribution Date to holders of record of shares of Tyco Common Stock as of the ADT NA Distribution Record Date of the ADT NA Common Stock owned by Tyco International as set forth in Section 4.1.

(11) “ADT NA Distribution Date” shall mean the date on which Tyco International distributes all of the issued and outstanding shares of ADT NA Common Stock to the holders of Tyco Common Stock.

(12) “ADT NA Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the ADT NA Distribution.

(13) “ADT NA Form 10” shall mean the registration statement on Form 10 filed by ADT NA with the Commission in connection with the ADT NA Distribution.

(14) “ADT NA Information Statement” shall mean the Information Statement attached as an exhibit to the ADT NA Form 10 sent to the holders of shares of Tyco Common Stock in connection with the ADT NA Distribution, including any amendment or supplement thereto.

(15) “ADT NA Plan of Separation” shall have the meaning set forth in the preamble.

(16) “ADT NA Separation” shall have the meaning set forth in the recitals.

(17) “ADT NA Target Cash Balance” shall have the meaning set forth in Section 3.4(a).

(18) “ADT North American R/SB Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the ADT North American R/SB Group;

(ii) all ADT North American R/SB Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any ADT North American R/SB Asset or the ADT North American R/SB Business;

(iii) any and all Assets (other than cash subject to the provisions of Section 3.4) reflected on the ADT NA Balance Sheet or the accounting records that support or would support such balance sheet and any Assets acquired by or for ADT NA or any member of the ADT North American R/SB Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article XI, any and all rights of any member of the ADT North American R/SB Group under any Policies, including any rights thereunder arising after the ADT NA Distribution Date in respect of any Policies that are occurrence policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Tyco or any of its Subsidiaries that primarily relate to or are primarily used in the ADT North American R/SB Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an ADT North American R/SB Asset. No Asset shall be deemed an ADT North American R/SB Asset solely as a result of this clause (v) unless a claim with respect thereto is made by ADT NA within the applicable time period(s) established by Section 2.6(d);

(vi) the Assets set forth on Schedule 1.1(18)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to ADT NA or any other member of the ADT North American R/SB Group;

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by ADT NA; provided that personal computers shall be Transferred to ADT NA if, following the Effective Time, the ADT North American R/SB Group employs the applicable employee who, prior to the Effective Time, used such personal computer; and

(viii) the Applicable ADT NA Percentage of any Tyco Contingent Asset.

Notwithstanding the foregoing, the ADT North American R/SB Assets shall not include any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Tyco Group (including for these purposes, the Flow Control Group).

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Tyco Retained Assets”, for purposes of determining what is and is not an ADT North American R/SB Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition (or on any applicable Schedule of any Ancillary Agreement) shall take priority over any textual provision of this Agreement that would otherwise operate to exclude such Asset from the definition of “ADT North American R/SB Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of this definition and over clause (v) of Section 1.1(194).

(19) “ADT North American R/SB Business” shall mean (i) the business and operations of the residential and Small Business portions of the Tyco Security Solutions segment of Tyco operating in Canada, the United States, Puerto Rico and the U.S. Virgin Islands as described in the ADT NA Form 10, (ii) any other business conducted primarily through the use of the ADT North American R/SB Assets prior to the Effective Time and (iii) the businesses and operations of Business Entities acquired or established by or for ADT NA or any of its Subsidiaries after the date of this Agreement.

(20) “ADT North American R/SB Contracts” shall mean the following Contracts (or parts thereof) to which Tyco or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Tyco Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the ADT North American R/SB Group;

(ii) any Contract that primarily relates to the ADT North American R/SB Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the ADT NA Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the ADT North American R/SB Group;

(v) any Contract set forth on Schedule 1.1(20)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the ADT North American R/SB Group, any guarantee, indemnity, representation or warranty.

(21) “ADT North American R/SB Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(a)(i).

(22) “ADT North American R/SB Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who immediately following the ADT NA Distribution Date is employed by ADT NA or any member of the ADT North American R/SB Group. ADT North American R/SB Employee shall also include any employee of an entity in the ADT North American R/SB Group who, as of the ADT NA Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(23) “ADT North American R/SB Group” shall mean (i) ADT NA and (ii) each Person that is a direct or indirect Subsidiary of ADT NA immediately after the Effective Time, and each Person that becomes a Subsidiary of ADT NA after the Effective Time, which shall include those entities identified as such on Schedule 1.1(23).

(24) “ADT North American R/SB Indemnitees” shall mean each member of the ADT North American R/SB Group and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(25) “ADT North American R/SB Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be Assumed by any member of the ADT North American R/SB Group, (b) expressly Assumed by any member of the ADT North American R/SB Group under this Agreement or any Ancillary Agreement or (c) set forth on Schedule 1.1(25)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the ADT North American R/SB Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(b) the operation or conduct of any business conducted by any member of the ADT North American R/SB Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(c) any ADT North American R/SB Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the ADT North American R/SB Group or the ADT North American R/SB Business or (B) set forth on Schedule 1.1(25)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(25)(iii)(y);

(iv) the Applicable ADT NA Percentage of any Assumed Tyco Contingent Liability;

(v) any Liabilities relating to any ADT North American R/SB Employee or Former ADT North American R/SB Employee in respect of the period prior to, on or after the Effective Time; provided that to the extent it cannot be determined whether a former employee who terminated employment with all members of the Tyco controlled group of corporations before the ADT NA Distribution Date was a Former ADT North American R/SB Employee in respect of the period prior to the Effective Time, only the Applicable ADT NA Percentage of any Liabilities relating to such employees shall be deemed ADT North American R/SB Liabilities;

(vi) any Liabilities relating to, arising out of or resulting from (x) any Indebtedness (including debt securities and asset-backed debt) of any member of the ADT North American R/SB Group or Indebtedness (regardless of the issuer of such Indebtedness) exclusively relating to the ADT North American R/SB Business, (y) any Indebtedness (regardless of the issuer of such Indebtedness) secured exclusively by any of the ADT North American R/SB Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such) or set forth on Schedule 1.1(25)(vi);

(vii) Specified Shared Expenses to the extent provided in Section 5.5; and

(viii) all Liabilities reflected as liabilities or obligations on the ADT NA Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the ADT NA Balance Sheet.

Notwithstanding anything to the contrary herein, the ADT North American R/SB Liabilities shall not include:

(x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Tyco Group (including for these purposes, the Flow Control Group);

(y) any Contracts expressly Assumed or expressly contemplated to be assumed by any member of the Tyco Group under this Agreement or any Ancillary Agreement; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Tyco Retained Liabilities”, for the purpose of determining what is and is not an ADT North American R/SB Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition or on any applicable Schedule of any Ancillary Agreement shall take priority over any textual provision of this Agreement that would otherwise operate to exclude such Liability from the definition of “ADT North American R/SB Liability” and (2) Liabilities referred to in clause (viii) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of this Section and clause (ii) referred to in Section 1.1(197).

(26) “ADT North American R/SB Master Trust” shall have the meaning set forth in Section 6.4(a)(ii)(A).

(27) “ADT North American R/SB Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans listed in Schedule 6.3(a) and any plans established prior to the ADT NA Distribution Date the purposes of which are to assume the ADT North American R/SB Deferred Compensation Liabilities in accordance with Section 6.3(a).

(28) “ADT North American R/SB Option” shall have the meaning set forth in Section 6.1(a)(i).

(29) “ADT North American R/SB Pension Plans” shall have the meaning set forth in Section 6.4(a)(i).

(30) “ADT North American R/SB Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements established or assumed by the ADT North American R/SB Group under this Agreement for the benefit of ADT North American R/SB Employees and, where applicable, Former ADT North American R/SB Employees.

(31) “ADT North American R/SB Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any Subsidiary of Tyco, which relate exclusively to the ADT North American R/SB Business and which Policies are either maintained by ADT NA or a member of the ADT North American R/SB Group or assignable to ADT NA or a member of the ADT North American R/SB Group.

(32) “ADT North American R/SB Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(33) “ADT North American R/SB RSIP” shall have the meaning set forth in Section 6.5(a)(i).

(34) “ADT North American R/SB Savings Plans” shall mean the ADT North American R/SB RSIP and any defined contribution retirement plans listed in Schedule 6.5(a).

(35) “ADT North American R/SB Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any Subsidiary of Tyco which relate to the ADT North American R/SB Business, other than ADT North American R/SB Policies.

(36) “ADT North American R/SB US Pension Plans” shall have the meaning set forth in Section 6.4(a)(ii).

(37) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.

(38) “Agreement Disputes” shall have the meaning set forth in Section 10.1.

(39) [Reserved]

(40) “Allocable share of the deductible” shall have the meaning set forth in Section 11.4(d).

(41) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including (i) the Conveyancing and Assumption Instruments, (ii) the Tax Sharing Agreement, (iii) the Brand Agreement, (iv) the Monitoring Agreements, (v) the Patent Agreement, (vi) the Transition Services Agreements, (vii) Master Supply Agreement, (viii) Guard Service Agreements, (ix) Sublease Agreement, (x) the Records Access Agreement and (xi) the Non-Income Tax Sharing Agreement among Tyco International, TIFSA and ADT NA, substantially in the form attached hereto as Exhibit J.

(42) “Applicable ADT NA Percentage” shall mean 34.375% for all matters other than for those specified in Schedule 1.1(47) for which a different percentage is specified, in which case, such specified percentage.

(43) “Applicable Percentage” shall mean (i) as to Tyco, the Applicable Tyco Percentage and (ii) as to ADT NA, the Applicable ADT NA Percentage.

(44) “Applicable Tyco Percentage” shall mean 65.625% for all matters other than for those specified in Schedule 1.1(47) for which a different percentage is specified, in which case, such specified percentage.

(45) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computer hardware and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all Information;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, causes in action or similar rights, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(46) “Assume” shall have the meaning set forth in Section 2.3; and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(47) “Assumed Tyco Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(47).

(48) “Board” shall have the meaning set forth in the preamble.

(49) “Brand Agreement” shall mean the Trademark Agreement among Tyco International, ADT NA, ADT Holdings, Inc. and ADT Services GmbH, substantially in the form attached hereto as Exhibit A (with such changes thereto as mutually agreed between the parties thereto).

(50) “Business” shall mean the Tyco Retained Business or the ADT North American R/SB Business, as applicable.

(51) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York or Schaffhausen, Switzerland.

(52) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(53) “Cash Flow Detail Review Period” shall have the meaning set forth in Section 3.4(c).

(54) “Change of Control” means the occurrence of any of the following:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (other than ADT NA or Tyco International, as applicable, or any member of its respective Group) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of ADT NA’s or Tyco International’s, as applicable, outstanding voting stock or other voting stock into which ADT NA’s or Tyco International’s, as applicable, voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of securities; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially any securities, (A) tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (B) if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of ADT NA’s or Tyco International’s, as applicable, assets and the assets of the members of its respective Group, taken as a whole, to one or more persons (other than to other members of its Group); provided, however, that none of the circumstances in this clause (2) shall be a Change of Control if the persons that beneficially own the ADT NA’s or Tyco International’s voting stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all of the outstanding voting stock of the surviving or transferee person immediately after the transaction; or

(3) ADT NA or Tyco International, as applicable, consolidates with, or merges with or into, any person or any such person consolidates with, or merges with or into, ADT NA or Tyco International, as applicable, in either case, pursuant to a transaction in which any of such Party’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of such Party’s voting stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (a) the applicable Party becomes a direct or indirect wholly-owned subsidiary of a holding company (i.e., a parent company) and (b)(1) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of such Party’s voting stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company; provided that any series of related transactions shall be treated as a single transaction.

(55) “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of losses or claims to insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(56) “Closing Tyco Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(57) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(58) “Code” shall have the meaning set forth in the preamble.

(59) “Collocation Facility” means any location that is not otherwise separated by walls and a locked means of ingress and egress where sales personnel of members of each of the Tyco Group and the ADT North American R/SB Group are employed.

(60) “Commission” shall mean the United States Securities and Exchange Commission.

(61) “Competing Person” shall have the meaning set forth in Section 5.1(a).

(62) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries (including for these purposes with respect to Tyco, each member of the Flow Control Group) or their past, current or future activities, businesses or operations (including, with respect to the ADT North American R/SB Group, any Information solely relating to the ADT North American R/SB Business or, with respect to the Tyco Group, any Information solely relating to the Tyco Retained Business), or that was provided to a Party by a third party in confidence, except for any Information that (i) is publicly available through no fault of the receiving Party or its Subsidiaries, (ii) is lawfully acquired by such Party or its Subsidiaries from other sources, (iii) is independently developed by the receiving Party, (iv) is necessary for a Party to enforce its rights under this Agreement or an Ancillary Agreement or (v) is required to be disclosed pursuant to applicable Law (including in connection with financial statements or Tax Returns), stock exchange rule, subpoena or legal process, provided that the receiving Party promptly notifies the disclosing Party of any such requirement, discloses no more Information than is so required and cooperates at the disclosing Party’s expense in any attempt to obtain a protective order or similar treatment.

(63) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(64) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(64) and such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof) unless expressly set forth on Schedule 1.1(64):

(i) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party thereto (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute ADT North American R/SB Assets or ADT North American R/SB Liabilities or Tyco Retained Assets or Tyco Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of Tyco International or ADT NA, as the case may be, is a Party.

(65) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(66) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the ADT NA Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement in such form or forms as Tyco International and ADT NA agree.

(67) “Current Customer” means, at any time, a customer of or location serviced by the Tyco Group or ADT North American R/SB Group, respectively, as of such time.

(68) “Customer Non-Solicit Period” shall have the meaning set forth in Section 5.1(b).

(69) “D&O Tail Policies” shall have the meaning set forth in Section 11.2(a).

(70) “Default Interest Rate” shall mean a rate of LIBOR plus 500 basis points calculated on the basis of a year of three hundred sixty (360) days.

(71) “Deferred Stock Unit” shall mean a unit granted by Tyco International pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco International to deliver a share of Tyco Common Stock.

(72) “Device Support” means the remote maintenance and/or support of a networked device, such as pushing updates or upgrades of software or firmware, or tracking the functioning, age, health or connectivity of the networked device.

(73) “Disability Plan” (i) when immediately preceded by “Tyco,” shall mean any short-term disability program and long-term disability program sponsored by Tyco International and (ii) when immediately preceded by “ADT NA,” shall mean the short-term disability program and long-term disability program to be established by ADT NA under Section 6.7(d).

(74) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) and any proxy statement filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular (including franchise offering circular or any similar disclosure statement) or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(75) “Dispute Notice” shall have the meaning set forth in Section 10.1.

(76) “Disputed Item” shall have the meaning set forth in Section 3.4(d).

(77) “Distribution Agent” shall mean the distribution agent selected by Tyco International in connection with the ADT NA Separation.

(78) “DOJ” means the United States Department of Justice.

(79) “Effective Time” shall mean 12:01 a.m., Eastern Daylight Time, on the ADT NA Distribution Date.

(80) “EPL Tail Policies” shall have the meaning set forth in Section 11.2(c).

(81) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(82) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(83) “Fiduciary Tail Policies” shall have the meaning set forth in Section 11.2(b).

(84) “Flow Control” shall have the meaning set forth in the preamble.

(85) “Flow Control Agreement” shall have the meaning set forth in the recitals.

(86) “Flow Control Business” shall mean the business and operations of the Flow Control segment of Tyco International as each is described in the Flow Control Form 10 and (ii) any businesses or operations acquired or established by or for Flow Control or any of its Subsidiaries after the date of the Flow Control Agreement.

(87) “Flow Control Common Stock” shall mean the common stock, par value CHF 0.50 per share, of Flow Control.

(88) “Flow Control Distribution” shall mean the distribution on the Flow Control Distribution Date to holders of record of shares of Tyco Common Stock as of the Flow Control Distribution Record Date of the Flow Control Common Stock owned by Tyco International pursuant to the Flow Control Agreement.

(89) “Flow Control Distribution Date” shall have the meaning set forth in the Flow Control Agreement.

(90) “Flow Control Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the Flow Control Distribution.

(91) “Flow Control Form 10” shall have the meaning set forth in the Flow Control Agreement.

(92) “Flow Control Group” shall have the meaning set forth in the Flow Control Agreement.

(93) “Flow Control Indemnitees” shall mean each member of the Flow Control Group (including Pentair and its Subsidiaries from and after the Closing) and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(94) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

(95) “Former ADT North American R/SB Employee” shall mean any former employee who terminated employment with all members of the Tyco controlled group of corporations on or before the ADT NA Distribution Date and whose duties primarily related to the ADT North American R/SB Business which shall be deemed to include those individuals identified on Schedule 1.1(95).

(96) “Former Tyco Employee” shall mean any former employee who terminated employment with all members of the Tyco controlled group of corporations on or before the ADT NA Distribution Date and who is either (x) identified on Schedule 1.1(96)(I) or

(y) not a Former ADT North American R/SB Employee; provided, that, notwithstanding any other provision of this Agreement and solely for purposes of Sections 6.1 and 6.2, any person listed on Schedule 1.1(96)(II) shall be treated as a Former Tyco Employee regardless of the actual date of termination of employment.

(97) “Free Cash Flow” shall mean free cash flow determined on a basis consistent with the principles and methodologies applied in the Tyco International January 2012 Management Report as prepared by the Financial Planning & Analysis Department of Tyco.

(98) “GAAP” means the generally accepted accounting principles in the United States.

(99) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(100) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(101) “Group” shall mean (i) with respect to Tyco, the Tyco Group and the Flow Control Group and (ii) with respect to ADT NA, the ADT North American R/SB Group.

(102) “Group Insurance Plans” when immediately preceded by “Tyco,” shall mean any basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance programs sponsored by Tyco International and (ii) when immediately preceded by “ADT NA,” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance program to be established by ADT NA under Section 6.7(e).

(103) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(104) “Guard Service Agreements” shall mean (i) the Guard Service Agreement between ADT Security Services Canada, Inc. and Intercon Security Limited, substantially in the form attached hereto as Exhibit B (with such changes thereto as mutually agreed between the parties thereto) and (ii) the Guard Service Agreement by and between ADT Holdings, Inc. and Tyco Integrated Security LLC, substantially in the form attached hereto as Exhibit C (with such changes thereto as mutually agreed between the parties thereto).

(105) “Health Plans” when immediately preceded by “Tyco,” shall mean the Tyco International employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans and (ii) when immediately preceded by “ADT NA,” shall mean employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans program to be established by ADT NA under Section 6.7(a).

(106) “HIPAA” shall have the meaning set forth in Section 6.8(e).

(107) “Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

(108) “Indebtedness” of any Person means, without duplication, (i) the principal of and accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement or capital lease (but excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business); (iii) all obligations, contingent or otherwise, of such Person under letters of credit; (iv) all obligations, contingent or otherwise, of such Person under any interest rate, currency or other hedging agreements; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.

(109) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee) and Taxes and any other amounts payable pursuant to the Tax Sharing Agreement.

(110) “Indemnifying Party” shall have the meaning set forth in Section 8.4(b).

(111) “Indemnitee” shall have the meaning set forth in Section 8.4(b).

(112) “Indemnity Payment” shall have the meaning set forth in Section 8.9(a).

(113) “Information” shall mean information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials, product literature, files, policies, procedures and manuals.

(114) “Insurance Administration” shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

(115) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

(116) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, self-insured retentions, or uncollectibility due to insurer insolvency.

(117) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including Software, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes and all other Confidential Information, (vii) rights of privacy and rights to personal information, (viii) vanity telephone numbers, (ix) all applications, registrations, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof for any of the foregoing and (x) all rights and remedies against infringement, misappropriation or other violation of the foregoing prior to the Effective Time.

(118) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(119) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, determined or determinable, and including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto regardless of (i) when or where they arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time or (iii) where or against whom they are asserted or determined.

(120) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(121) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offered Rate for deposits in United States dollars published in the Wall Street Journal.

(122) “Management Agreement” shall have the meaning set forth in Section 2.5(c).

(123) “Managing Party” shall have the meaning set forth in Section 7.2(a).

(124) “Mediation Period” shall have the meaning set forth in Section 10.2.

(125) “Merger Agreement” shall have the meaning set forth in the recitals.

(126) “Minority Investment” shall have the meaning set forth in Section 5.1(b).

(127) “Monitoring” means the monitoring of electronic event detection systems, including any video surveillance, any RIS Products relating to electronic event detection systems, and any fire detection, carbon dioxide detection, intrusion detection, medical emergency alarm or other electronic event detection components of such electronic event detection systems; provided that “Monitoring” does not include either (i) Device Support or (ii) the service of remotely hosting and processing information from end user RIS Products where the service is provided on a wholesale or resale basis to third parties as contemplated in Section 5.1(b)(x)(1).

(128) “Monitoring Agreements” shall mean (i) the Monitoring Agreement by and between Tyco Integrated Security, Inc. and ADT LLC, substantially in the form attached hereto as Exhibit D (with such changes thereto as mutually agreed between the parties thereto) and (ii) the Monitoring Agreement by and between ADT Security Services Canada, Inc. and Tyco Integrated Security Canada, Inc., substantially in the form attached hereto as Exhibit E (with such changes thereto as mutually agreed between the parties thereto).

(129) “Non-Competition Period” shall have the meaning set forth in Section 5.1(a).

(130) “North American R/SB Customer” shall have the meaning set forth in Section 5.1(c).

(131) “NYSE” shall mean the New York Stock Exchange.

(132) “Option” (i) when immediately preceded by “Tyco,” shall mean an option to purchase shares of Tyco Common Stock granted pursuant to one of the Tyco Equity Plans or (ii) when immediately preceded by “ADT NA,” shall mean an option to purchase shares of ADT NA Common Stock as of the ADT NA Distribution, which Option shall be granted pursuant to the 2012 ADT NA Stock and Incentive Plan (as hereinafter defined) as part of the adjustment to Tyco Options in connection with the ADT NA Distribution.

(133) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.2(b).

(134) “Other Party” shall have the meaning set forth in Section 2.9(a).

(135) “Party” shall mean each of Tyco and ADT NA.

(136) “Patent Agreement” shall mean the Tyco/ADT Patent Agreement between Tyco International and ADT NA, substantially in the form attached hereto as Exhibit F (with such changes thereto as mutually agreed between the parties thereto).

(137) “Pension Plans” (i) when immediately preceded by “Tyco,” shall mean the pension plans sponsored by Tyco International described in Section 6.4(b) and (ii) when immediately preceded by “ADT NA,” shall mean the pension plans established by ADT NA under Section 6.4(a).

(138) “Pentair” shall have the meaning set forth in the recitals.

(139) “Performance Share Unit” shall mean a unit granted by Tyco International pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco International to deliver a share of Tyco Common Stock and which is subject to certain performance measures.

(140) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(141) “PHI” shall have the meaning set forth in Section 6.8(e).

(142) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder, including the insurance policies written by White Mountain Insurance Company.

(143) “Pre-Distribution ADT NA Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(144) “Pre-Distribution Flow Control Stock Price” shall have the meaning set forth in Section 6.1(c)(ii).

(145) “Pre-Distribution Trust” shall have the meaning set forth in Section 6.8(k).

(146) “Pre-Distribution Tyco Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(147) “Provider” shall have the meaning set forth in Section 2.5(c).

(148) “Recipient” shall have the meaning set forth in Section 2.5(c).

(149) “Records” shall mean any Contracts, documents, books, records or files.

(150) “Records Access Agreement” shall mean the Records Access Agreement between Tyco International and ADT NA, substantially in the form attached hereto as Exhibit G (with such changes thereto as mutually agreed between the parties thereto).

(151) “Response Letter” shall have the meaning set forth in Section 3.4(d).

(152) “Restricted Stock Unit” (i) when immediately preceded by “Tyco,” shall mean a unit granted by Tyco International pursuant to one of the Tyco Equity Plans representing a general unsecured promise by Tyco International to deliver a share of Tyco Common Stock and (ii) when immediately preceded by “ADT NA” shall mean a unit granted by ADT NA representing a general unsecured promise by ADT NA to deliver a share of ADT NA Common Stock, which unit is granted pursuant to the 2012 ADT NA Stock and Incentive Plan as part of the adjustment to Tyco Restricted Stock Units in connection with the ADT NA Distribution.

(153) “Retention Letters” shall have the meaning set forth in Section 6.8(d).

(154) “Section 125 Plan” shall mean the flexible spending accounts or flexible benefit plan qualified under Section 125 of the Internal Revenue Code sponsored by ADT NA as described in Section 6.7(b).

(155) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(156) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, right of first refusal, deed of trust, voting or other restriction, right-of-way, covenant, condition, easement, servitude, encroachment, permit restriction, restriction on transfer, restrictions or limitations on use of real personal property or any other encumbrance of any nature whatsoever, excluding, however, restrictions on transfer under securities Laws.

(157) “Separation Expenses” shall have the meaning set forth in Section 12.5.

(158) “Severance Plan” (i) when immediately preceded by “Tyco,” shall mean any severance program sponsored by Tyco International and (ii) when immediately preceded by “ADT NA,” shall mean the severance program to be established by ADT NA under Section 6.7(c).

(159) “Shared Contract” shall have the meaning set forth in Section 2.2(b)(i).

(160) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Tyco or any of its Subsidiaries which relate to one or more of the Tyco Retained Business, the ADT North American R/SB Business or the Flow Control Business.

(161) “Shareholder Approval” shall mean the approval by Tyco International shareholders of the ADT NA Distribution and certain related matters necessary to declare and make the ADT NA Distribution.

(162) “Small Business” shall mean any Person that owns and/or operates a non-governmental business or commercial enterprise where the size of the location occupied by such business or enterprise is less than 7,500 square feet. By way of example but without limiting the generality of the foregoing, a Person operating (i) a commercial enterprise from premises of less than 7,500 square feet that is part of a multi-tenanted facility that itself is larger than 7,500 square feet, and (ii) the administration office or other area controlled by the owner or manager of a multi-tenanted storage facility that is less than 7,500 square feet but otherwise forms part of a multi-tenanted storage facility shall be considered a Small Business.

(163) “Small Governmental Facility” shall mean any state, provincial or local governmental facility with a premises of less than 7,500 square feet.

(164) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials and other tangible embodiments related to any of the foregoing.

(165) “Specified Shared Expenses” shall mean any costs and expenses relating to the items or categories set forth on Schedule 1.1(165) and shall be shared in the manner specified in Section 5.5.

(166) “Statement of Cash Allocation” shall have the meaning set forth in Section 3.4(f).

(167) “Statement of Cash Flow Detail” shall have the meaning set forth in Section 3.4(c).

(168) “Sublease Agreement” shall mean the Sublease Agreement between a member of the Tyco Group, on the one hand, and a member of the ADT Group, on the other hand, substantially in the form attached hereto as Exhibit H (with such changes thereto as mutually agreed between the parties thereto).

(169) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(170) “Tax” shall have the meaning set forth in the Tax Sharing Agreement.

(171) “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Sharing Agreement.

(172) “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

(173) “Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Tyco International, TIFSA, ADT NA and Flow Control, substantially in the form attached as Exhibit I.

(174) “Third Party Claim” shall have the meaning set forth in Section 8.4(b).

(175) “Third Party Proceeds” shall have the meaning set forth in Section 8.8(a).

(176) “TIFSA” shall have the meaning set forth in the preamble.

(177) “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(178) “Transfer” shall have the meaning set forth in Section 2.2(a)(i); and the term “Transferred” shall have its correlative meaning.

(179) “Transition Services Agreements” shall mean, collectively, (1) the Transition Services Agreement, dated as of June 30, 2012, by and among Tyco International Management Company, LLC, Tyco Integrated Security LLC and ADT LLC (as the same may be amended from time to time) and (2) Transition Services Agreement, dated as of July 3, 2012, by and between ADT Security Services Canada, Inc. and Tyco Integrated Security Canada, Inc. (as the same may be amended from time to time).

(180) “Tyco” shall have the meaning set forth in the preamble.

(181) “Tyco Balance Sheet” shall mean the unaudited combined balance sheet of the Tyco Group (including, for these purposes, the Flow Control Group) prepared to give effect to the transactions contemplated hereby, as of August 31, 2012; provided, that to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Tyco or any member of the Tyco Group or vice versa solely in connection with the ADT NA Plan of Separation and prior to the ADT NA Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the Tyco Balance Sheet, as the case may be.

(182) “Tyco Common Stock” shall mean the issued and outstanding shares of Tyco common stock of Tyco International Ltd.

(183) “Tyco Competitive Activity” means the leasing, installation, servicing, repair, Monitoring and maintenance of (A) security alarm systems, including any video surveillance, any RIS Products relating to security alarm systems, any fire detection, carbon dioxide detection, critical event detection, intrusion detection, and/or medical emergency alarm components of such security alarm systems, and any access control systems for Small Business customers (such activities for Small Business customers, the “Small Business Activities”) or for residential customers, and (B) personal emergency response systems for sick or elderly individuals (other than products intended for use by inpatient and outpatient medical service facilities where a critical function of the product is patient response and notification of caregivers from within the facility), in each case of clauses (A) and (B) above, as conducted by members of the ADT North American R/SB Group as of immediately prior to the Distribution Date; provided that the foregoing notwithstanding, Tyco Competitive Activities shall not include (1) Small Business Activities (or seeking new customers in respect of Small Business Activities) where (a) the system that has been or would be procured by the Small Business end-use customer would include any fire protection system other than “spot detection”, as determined based upon the Laws of the applicable jurisdiction in which any such location is situated, (b) the system that has been or would be procured by the Small Business end-use customer is required to be a certificated system under the standards of Underwriters Laboratories, Inc. (UL) (or any successor organization providing similar functions) (or Underwriters Laboratories of Canada (ULC), if located in Canada) or Factory Mutual (FM) (or any successor organization providing similar functions), (c) if located in Canada, the system that has been or would be procured by the Small Business end-use customer requires DVAC (Digital Voice Access Circuit) or Factory Mutual (FM) lines, or (d) the Small Business end-use customer has or is seeking to procure security systems for multiple locations in multiple states (or provinces with respect to Canada) and to the extent such Small Business end-use customer becomes a customer of the Tyco Group after the Distribution Date, such customer is managed by the group of individuals within the Tyco Group responsible for national accounts customers of the Tyco Group or (2) the sale, leasing, installation, servicing, repair and maintenance of fire suppression systems for residential customers.

(184) “Tyco Contingent Asset” shall mean any of the Assets set forth on Schedule 1.1(184).

(185) “Tyco Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(b)(i).

(186) “Tyco Directors” shall have the meaning set forth in Section 6.1(c)(i).

(187) “Tyco Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who, immediately following the ADT NA Distribution Date is employed by Tyco or any member of the Tyco Group. Tyco Employee shall also include any employee of an entity in the Tyco Group who, as of the ADT NA Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(188) “Tyco Equity Plans” shall mean, collectively, the equity-based plans set forth on Schedule 1.1(188).

(189) “Tyco Group” shall mean Tyco and each Person (other than any member of the ADT North American R/SB Group) that is a direct or indirect Subsidiary of Tyco immediately after the Effective Time, and each Business Entity that becomes a Subsidiary of Tyco after the Effective Time, which shall include those entities identified as such on Schedule 1.1(189).

(190) “Tyco Indemnitees” shall mean Tyco, each member of the Tyco Group, each member of the Flow Control Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the ADT North American R/SB Indemnitees.

(191) “Tyco International” shall have the meaning set forth in the preamble.

(192) “Tyco International ADT Asset” shall have the meaning set forth in Section 2.2(d).

(193) “Tyco International Management Company Defined Contribution Plans Master Trust” shall mean the trust created by an agreement between the plan sponsor and trustees of the Tyco International Retirement Savings and Investment Plans for purposes of holding assets under such plan.

(194) “Tyco International Master Retirement Trust” means the trust created by Tyco International for purposes of holding assets under Tyco’s U.S. pension plans.

(195) “Tyco Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans set forth in Schedule 6.3(b) and any other legacy nonqualified deferred compensation plan sponsored by members of the Tyco Group.

(196) “Tyco Proxy Statement” shall mean that definitive proxy statement on Form Def 14A filed by Tyco International with the Commission with respect to the

Shareholder Approval at the time it was mailed to Tyco International shareholders as of record as of the record date for the special general meeting of shareholders to be held in connection therewith.

(197) “Tyco Retained Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the Tyco Group (including for these purposes, members of the Flow Control Group);

(ii) all Tyco Retained Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Tyco Retained Asset or the Tyco Retained Business;

(iii) any and all Assets (except that cash shall be subject to the provisions of Section 3.4) reflected on the Tyco Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Tyco or any member of the Tyco Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article XI, any and all rights of any member of the Tyco Group (including for these purposes, members of the Flow Control Group) under any Policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Tyco or any of its Subsidiaries (including for these purposes, members of the Flow Control Group) that primarily relate to or are primarily used in the Tyco Retained Business. The intention of this clause (v) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Tyco Retained Asset;

(vi) the Assets set forth on Schedule 1.1(197)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to Tyco or any other member of the Tyco Group (including for these purposes, members of the Flow Control Group); and

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by Tyco; provided, that personal computers shall be Transferred to Tyco if, following the Effective Time, a Tyco Group member employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Tyco Retained Assets shall not include (x) any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the ADT North American R/SB Group, (y) the Assets set forth or described on Schedule 1.1(184) (in the definition of Tyco Contingent Assets) or (z) any rights of the Flow Control Group pursuant to Sections 5.1, 5.2, 5.3, 8.4 or Article XI of the Flow Control SDA.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “ADT North American R/SB Assets”, for purposes of determining what is and is not a Tyco Retained Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition or on any applicable Schedule referenced to in any Ancillary Agreement shall take priority over any textual provision of this Agreement that would otherwise operate to exclude such Asset from the definition of “Tyco Retained Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of this definition and over clause (v) of Section 1.1(18).

(198) “Tyco Retained Business” shall mean (i) the business and operations of (x) the Fire Protection segment of Tyco, (y) the commercial security segment of Tyco, and (z) the residential and small business security segment of Tyco outside Canada, the United States, Puerto Rico and the U.S. Virgin Islands, in each of clauses (x) through (z), as described in the Tyco Proxy Statement, (ii) any other business conducted primarily through the use of the Tyco Retained Assets prior to the Effective Time, (iii) the Tyco Group’s ownership of equity in Atkore International Group Inc., (iv) the businesses and operations of Business Entities acquired or established by or for Tyco or any of its Subsidiaries in connection with the operation of the Tyco Retained Business after the date of this Agreement and (v) the Flow Control Business.

(199) “Tyco Retained Contracts” shall mean the following Contracts (or parts thereof) to which Tyco or any of its Subsidiaries (including for these purposes, members of the Flow Control Group) is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the ADT North American R/SB Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Tyco Group (including for these purposes, members of the Flow Control Group);

(ii) any Contract that primarily relates to the Tyco Retained Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Tyco Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Tyco Group (including for these purposes, members of the Flow Control Group);

(v) any Contract set forth on Schedule 1.1(199)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the Tyco Group (including for these purposes, members of the Flow Control Group), any guarantee, indemnity, representation or warranty.

(200) “Tyco Retained Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement to be Assumed by any member of the Tyco Group, (b) expressly Assumed by any member of the Tyco Group under this Agreement or any Ancillary Agreement or (c) set forth on Schedule 1.1(200)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Tyco Retained Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Tyco Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Tyco Retained Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the Tyco Group or the Tyco Retained Business, (B) set forth on Schedule 1.1(200)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(200)(iii)(y);

(iv) any Liabilities relating to any Tyco Employee or Former Tyco Employee that does not become a ADT North American R/SB Employee or Former ADT North American R/SB Employee, in each case, immediately following the Effective Time; provided that to the extent it cannot be determined whether a former employee who terminated employment with all members of the Tyco controlled group of corporations before the ADT NA Distribution Date was a Former Tyco Employee in respect of the period prior to the Effective Time, only the Applicable Tyco Percentage of any Liabilities relating to such employees shall be deemed Tyco Retained Liabilities;

(v) any Liabilities relating to, arising out of or resulting from (A) any Indebtedness (including debt securities and asset-backed debt) of any member of the Tyco Group or Indebtedness (regardless of the issuer of such Indebtedness) exclusively relating to the Tyco Retained Business or (B) any Indebtedness (regardless of the issuer of such Indebtedness) secured exclusively by any of the Tyco Retained Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such);

(vi) Specified Shared Expenses to the extent provided in Section 5.5; and

(vii) all Liabilities reflected as Liabilities or obligations on the Tyco Balance Sheet or the accounting records that support or would support such balance sheet and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Tyco Balance Sheet.

Notwithstanding anything to the contrary herein, the Tyco Retained Liabilities shall not include:

(w) any Liabilities that are expressly contemplated by this Agreement, or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the ADT North American R/SB Group;

(x) any Contracts expressly Assumed by any member of the ADT North American R/SB Group under this Agreement or any Ancillary Agreement;

(y) any Liabilities of the Flow Control Group under Section 5.1, 5.2, 5.3, 8.4 or Article XI of the Flow Control SDA; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “ADT North American R/SB Liabilities”, for the purpose of determining what is and is not a Tyco Retained Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition or on any applicable Schedule of any Ancillary Agreement shall take priority over any textual provision of this Agreement that would otherwise operate to exclude such Liability from the definition of “Tyco Retained Liability” and (2) Liabilities referred to in clause (vii) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of this Section and clause (ii) of Section 1.1(25).

(201) “Tyco Retained Pension Plans” shall have the meaning set forth in Section 6.4(b)(i).

(202) “Tyco Retained Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements retained by the Tyco Group under this Agreement for the benefit of Tyco Employees and, where applicable, Former Tyco Employees.

(203) “Tyco Retained Savings Plans” means the savings plans sponsored by Tyco described in Section 6.5(b).

(204) “Tyco Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(205) “Tyco Security Customer” shall have the meaning set forth in Section 5.1(b).

(206) “Tyco Severance Plans” shall mean the severance plans listed on Schedule 1.1(206).

(207) “2012 ADT NA Stock and Incentive Plan” shall have the meaning set forth in Section 6.1(a)(iv).

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $ shall be references to United States dollars. All accounting terms shall have their respective meanings under GAAP.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement (including satisfaction or, to the extent permitted, waiver of the conditions to the ADT NA Distribution set forth in Section 4.5), the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof.

Section 2.2. Transfer of Assets.

(a) Prior to the Effective Time and to the extent not already completed (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.6), pursuant to the Conveyancing and Assumption Instruments:

(i) Tyco shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to ADT NA or another member of the ADT North American R/SB Group effective no later than the Effective Time, all of its and its Subsidiaries’ right, title and interest in and to the ADT North American R/SB Assets;

(ii) ADT NA shall, on behalf of itself and any other member of the ADT North American R/SB Group, as applicable, Transfer, effective no later than the Effective Time, to Tyco or another member of the Tyco Group all of its and its Subsidiaries’ right, title and interest in and to the Tyco Retained Assets.

(b) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a):

(i) Unless the Parties otherwise agree or to the extent the benefits or obligations of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement (or are otherwise expressly the subject of any Ancillary Agreement), any Contract that is listed on Schedule 2.2(b) (each, a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to the effective time of this Agreement so that each of Tyco or ADT NA or the members of their respective Groups (for the avoidance of doubt, including, with respect to Tyco, members of the Flow Control Group) as of the effective time of this Agreement shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(c)) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the ADT North American R/SB Group or the Tyco Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the ADT North American R/SB Business or the Tyco Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2(b) and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(b).

(ii) Each of Tyco and ADT NA shall, and shall cause the members of its Group to, treat for all purposes of this Agreement the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Group not later than the effective time of this Agreement.

(c) Consents. The Parties shall use their reasonable best efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement; provided that neither Party shall be required to, and shall be required to cause any member of its Group to, make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such Consents.

(d) Tyco International ADT Assets. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, Tyco International shall sell and ADT LLC shall purchase for fair market value, as reasonably determined by the Parties, in exchange for cash any ADT North American R/SB Asset (or any other item that is treated as an Asset) that is owned or treated as owned directly by Tyco International, and otherwise would be required to be transferred to ADT NA or another member of the ADT NA R/SB Group either before or after the Effective Time, under this Agreement or any Ancillary Agreement (a “Tyco International ADT Asset”). Each of Tyco and ADT NA shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the sale of any Asset pursuant to this Section 2.2(d) as a sale or license, as applicable, by Tyco International to ADT LLC and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.3. Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the effective time of this Agreement (i) Tyco shall, or shall cause a member of the Tyco Group (including, for these purposes, the Flow Control Group) to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Tyco Retained Liabilities, and (ii) ADT NA shall, or shall cause a member of the ADT North American R/SB Group to, Assume all of the ADT North American R/SB Liabilities. Any Tyco Retained Liability required to be Assumed by Tyco pursuant to clause (i) above or any other Liability required to be Assumed by Tyco under this Agreement or any Ancillary Agreement that is not Assumed by a member of the Tyco Group (including, for these purposes, the Flow Control Group) other than Tyco International or TIFSA shall be Assumed by TIFSA and not by Tyco International.

Section 2.4. Intercompany Accounts.

(a) All intercompany receivables other than Intercompany Trade Receivables and all intercompany receivables, payables and loans other than Intercompany Trade Payables and other than intercompany payables, receivables or loans within a Group shall be satisfied and/or settled in full in cash and/or otherwise canceled and terminated or extinguished (in each case with no further liability or obligation) prior to the Effective Time or treated as specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(64), as applicable, including, where applicable, continuing to be outstanding as an obligation of the relevant Party (or the relevant member of such Party’s Group).

(b) As between the Parties (and the members of their respective Groups (including, with respect to Tyco, members of the Flow Control Group)) all payments and reimbursements received after the Effective Time by a Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party holding such payment or reimbursement in trust for all out-of-pocket expenses related thereto, including for reasonable fees and disbursements of outside counsel and any other advisors) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off.

Section 2.5. Limitation of Liability.

(a) Except as provided in Section 3.4 or in the case of any knowing violation of Law, fraud or misrepresentation, no Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to any other Party or any Subsidiary (including, with respect to Tyco, members of the Flow Control Group) of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the effective time of this Agreement (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, the Flow Control SDA, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the ADT NA Plan of Separation) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or a member of such Party’s Group, on the one hand, and the other Party or a member or such other Party’s Group (including, with respect to Tyco, members of the Flow Control Group), on the other hand, effective as of the effective time of this Agreement (or with respect to the Flow Control Group, as of the Flow Control Effective Time, if earlier) (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the ADT NA Plan of Separation).

(c) Certain Payments Under Management Agreement. Certain members of the ADT North American R/SB Group are parties to a management services agreement (the “Management Agreement”) pursuant to which Tyco International Management Company, LLC (the “Provider”) provides various management services to certain U.S. subsidiaries of Tyco within the ADT North American R/SB Group (individually, a “Recipient” and, collectively, the “Recipients”). Prior to the ADT NA Distribution Date, Tyco shall determine an estimate of the amounts payable (if any) by the Recipients to Provider for the period up to the ADT NA Distribution Date pursuant to the Management Agreement (or any right of the Recipients to a refund of previous payments made under the Management Agreement). Prior to the ADT NA Distribution Date, each Recipient owing additional amounts shall pay the Provider any amounts due or, as the case may be, the Provider shall refund any overpaid amounts to each Recipient that overpaid the Provider, in each case, based on the estimates determined by Tyco pursuant to the foregoing sentence, which payment or refund shall constitute settlement in full of all amounts owed or owing under the Management Agreement. Prior to the ADT NA Distribution Date, Tyco shall cause the Provider and the Recipients to terminate the Management Agreement.

Section 2.6. Transfers Not Effected On or Prior to the Effective Time of this Agreement; Transfers Deemed Effective as of the Effective Time of this Agreement.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated on or prior to the effective time of this Agreement, the Parties shall use reasonable best efforts to effect such Transfers or Assumptions as promptly following the effective time of this Agreement as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use reasonable best efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the effective time of this Agreement (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party retaining such Asset for all out-of-pocket expenses related to such retention including for the reasonable fees and disbursements of outside counsel and any other advisors) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the effective time of this Agreement to the member or members of the Tyco Group (including , for these purposes, the Flow Control Group) or the ADT North American R/SB Group entitled to the receipt of such Asset or required to Assume such Liability.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) shall not be obligated, in connection with the foregoing, to expend any money out-of pocket unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) On and prior to the eighteen (18) month anniversary following the ADT NA Distribution Date, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other applicable Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt), as between any two Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the ADT NA Distribution Date), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the Party identified as the appropriate transferee and following such Transfer, such Asset shall be a ADT North American R/SB Asset or Tyco Retained Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities, in all events, subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such Transfer or grant of rights and (II) to share any incremental costs arising as a result of such Transfer or grant of rights; provided, that if the relevant Parties cannot agree on a means of effecting the Transfer or grant of rights within thirty (30) days from the date that all relevant Parties have notice of the discovery of such Asset, then the Asset shall be immediately Transferred or such rights shall be immediately granted in accordance with Sections 2.2(b) and 2.6(a).

(e) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other applicable Party to receive and, if necessary to identify the proper recipient in accordance with this Section 2.6(e), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(f) In the event that, at any time from and after the Effective Time, either Party (or any member of the Tyco Group or ADT North American R/SB Group, as applicable) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto (and the applicable Party shall cause such entitled Person to accept such Asset or Assume such Liability) for no further consideration, except as provided in Section 2.2(d). Prior to any such transfer, such Asset shall be held in accordance with the other provisions of this Section 2.6.

(g) With respect to Assets and Liabilities described in Section 2.6(a), other than any Tyco International ADT Asset, each of Tyco and ADT NA shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party or its applicable Subsidiary entitled to such Assets not later than the effective time of this Agreement and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the effective time of this Agreement and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group (including for these purposes with respect to Tyco, the members of the Flow Control Group) of all right, title and interest in and to its accepted Assets for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, pursuant to applicable non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause the members of its respective Group to use) reasonable best efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or

Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement or the Ancillary Agreements and the Transfers and recordings of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.9. Novation of Liabilities.

(a) Each Party, at the request of the other Party, shall use reasonable best efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Other Party’s Group which Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Consent, Governmental Authority, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such Consent, Governmental Approval, release, substitution or amendment required to novate, fully assign or fully release any such obligations under Contracts or any Liabilities, (i) the Other Party shall nonetheless use reasonable best efforts to assign or release, including by executing any such assignment which does not release the Other Party from its obligations under such Contract or from such Liability, to the fullest extent permitted and (ii) the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the effective time of this Agreement in each case in accordance with Section 2.6. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify any Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud or misrepresentation in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer or cause the Transfer of, as applicable, all rights, obligations and other Liabilities thereunder of such Other Party or of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group and the Liable Party, or another member of such Liable Party’s Group shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law in accordance with Section 2.6(b).

Section 2.10. Guarantees.

(a) Except as otherwise specified in any Ancillary Agreement, on or prior to the Effective Time or as soon as practicable thereafter, (i) Tyco shall (with the reasonable cooperation of the applicable member of the ADT North American R/SB Group) use its reasonable best efforts to have any member of the ADT North American R/SB Group removed as guarantor of or obligor for any Tyco Retained Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Tyco Retained Liabilities, and (ii) ADT NA shall (with the reasonable cooperation of the applicable member of the Tyco Group) use its reasonable best efforts to have any member of the Tyco Group removed as guarantor of or obligor for any ADT North American R/SB Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to ADT North American R/SB Liabilities.

(b) On or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i) of any member of the Tyco Group, ADT NA shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which ADT NA would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the ADT North American R/SB Group, Tyco shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Tyco would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Tyco or ADT NA is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant member of the Tyco Group or ADT North American R/SB Group, as applicable, that has assumed the Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Tyco and ADT NA, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11. Disclaimer of Representations and Warranties. EACH OF TYCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TYCO GROUP) AND ADT NA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ADT NORTH AMERICAN R/SB GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS MAKING ANY REPRESENTATION OR WARRANTY IN ANY WAY. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1. Organizational Documents. On or prior to the ADT NA Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and By-laws filed by ADT NA with the Commission as exhibits to the ADT NA Form 10.

Section 3.2. Directors. On or prior to the ADT NA Distribution Date, Tyco International shall take all necessary action to cause the Board of Directors of ADT NA to consist of the individuals identified in the ADT NA Information Statement as director nominees of ADT NA.

Section 3.3. Resignations.

(a) Prior to the ADT NA Distribution, (i) Tyco International shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the ADT North American R/SB Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the ADT North American R/SB Group in which they serve and (ii) ADT NA shall cause all its employees and any employees of its Affiliates, to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Tyco Group in which they serve.

(b) For the avoidance of doubt, no Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

Section 3.4. Cash.

(a) Prior to the ADT NA Distribution Date, either (i) ADT NA will transfer funds to Tyco or (ii) Tyco will transfer funds to ADT NA, such that ADT NA’s cash and cash equivalent balance in its accounts immediately prior to the ADT NA Distribution Date shall equal at least $300 million (net of unpaid Separation Expenses approved by the Executive Vice President and Chief Financial Officer of Tyco International prior to the ADT NA Distribution Date and the amounts attributable to those other items set forth in Schedule 3.4(a)) (the “ADT NA Target Cash Balance”), or such lesser or greater amount as provided in Section 3.4(b).

(b) Notwithstanding Section 3.4(a), if on the Business Day prior to the ADT NA Distribution Date, the combined cash and cash equivalent balance of ADT NA and Tyco as reflected in ADT NA’s and Tyco’s respective daily liquidity report (net of unpaid Separation Expenses approved by the Executive Vice President and Chief Financial Officer of Tyco International prior to the ADT NA Distribution Date and the amounts attributable to those other items set forth in Schedule 3.4(b) including any cash of or allocated or to be allocated to the Flow Control Group in connection with the Flow Control Separation (including pursuant to the Flow Control Agreement) and after taking into account (1) the net cash impact to Tyco of the Net Indebtedness (as defined in the Flow Control Agreement) adjustment pursuant to the Flow Control Agreement, (2) the repayment in full of the Bridge Note (as defined in the Flow Control Agreement) and the receipt by the Tyco Group of any proceeds pursuant to the Share Premium Redemption (as defined in the Flow Control Agreement) and (3) any funds paid or received by Tyco in respect of the Working Capital Adjustment (as defined in the Flow Control Agreement) pursuant to the Flow Control Agreement and, in each case, giving effect to such payments and net cash impact as if completed as of the Business Day prior to the ADT NA Distribution Date) (such combined balance, giving effect to the adjustments described in the parenthetical above, the “ADT/Tyco Actual Cash Balance”) is (i) less than $700 million (such amount, the “ADT/Tyco Initial Target Cash Balance”), then the ADT NA Target Cash Balance will be reduced by an amount equal to the amount by which the ADT/Tyco Actual Cash Balance is below the ADT/Tyco Initial Target Cash Balance multiplied by a fraction, the numerator of which is the Free Cash Flow generated in the prior four fiscal quarters by the ADT North American R/SB Group and the denominator of which is the Free Cash Flow generated in the prior four fiscal quarters by the ADT North American R/SB Group and Tyco Group, collectively (for the avoidance of doubt excluding, for purposes of such calculation, any Free Cash Flow generated by the Flow Control Group during such period) or (ii) greater than ADT/Tyco Initial Target Cash Balance, then the ADT NA Target Cash Balance will be increased by an amount equal to the amount by which the ADT/Tyco Actual Cash Balance is greater than the ADT/Tyco Initial Target Cash Balance multiplied by a fraction, the numerator of which is the Free Cash Flow generated in the prior four fiscal quarters by the ADT North American R/SB Group and the denominator of which is the Free Cash Flow generated in the prior four fiscal quarters by the ADT North American R/SB Group and Tyco Group, collectively (for the avoidance of doubt excluding, for purposes of such calculation, any Free Cash Flow generated by the Flow Control Group during such period). For purposes of this Section 2.3, the Free Cash Flow generated by the North American security business for any applicable period shall be allocated between the Tyco Group and the ADT North American R/SB Group based on the methodology set forth in Schedule 3.4.

(c) Promptly following the ADT NA Distribution Date, and in any event not later than forty-five (45) days following the ADT NA Distribution Date, ADT NA and Tyco shall each prepare for the period after September 30, 2011 up to the ADT NA Distribution Date an exhibit (a “Statement of Cash Flow Detail”) which includes: (A) a complete cash flow statement indicating the Free Cash Flow generated by the ADT North American R/SB Business or Trident Retained Business, as applicable, during such period (for the avoidance of doubt excluding, for purposes of such calculation, any Free Cash Flow generated by the Flow Control Group during such period), (B) a list of acquisitions and divestitures and equity investments consummated by ADT NA (or a member of the ADT North American R/SB Group), or Tyco (or a member of the Tyco Group), as applicable, which quantifies the cash impact to ADT NA or Tyco, as applicable, of such transactions, (C) a list of unpaid Separation Expenses incurred by such Party and the members of its Group approved by the Executive Vice President and Chief Financial Officer of Tyco International prior to the ADT NA Distribution Date and (D) the cash and cash equivalents balance of ADT NA or Tyco, as applicable, as of the ADT NA Distribution Date. In preparing the Statement of Cash Flow Detail, the elements thereof shall (x) be prepared in accordance with the Tyco International January 2012 Management Report as prepared by the Financial Planning & Analysis Department of Tyco, (y) be prepared in a manner consistent with the principles and example set forth in Schedule 3.4, and (z) be prepared in a manner consistent with the terms of this Agreement.

(d) Within two (2) Business Days following the completion of a Party’s Statement of Cash Flow Detail, such Party shall deliver such Statement of Cash Flow Detail to the other Party for review, and the other Party and such other Party’s accountants shall be entitled to make reasonable inquiries of the first Party and/or its accountants and senior officers, at reasonable times, upon reasonable advance notice, and without unreasonable interference to such Party’s operations, regarding its Statement of Cash Flow Detail. The other Party shall complete its review of the first Party’s Statement of Cash Flow Detail within thirty (30) days of delivery of such Party’s Statement of Cash Flow Detail (the “Cash Flow Detail Review Period”). Promptly following completion of its review (but in no event later than two (2) Business Days following the conclusion of the Cash Flow Detail Review Period), a reviewing Party shall submit to the other Party a letter stating its concurrence or disagreement with the accuracy of such other Party’s Statement of Cash Flow Detail (“Response Letter”), provided, that if the reviewing Party submits a Response Letter indicating its disagreement with the Statement of Cash Flow Detail, such letter will specify the specific items on the Statement of Cash Flow Detail with which it disagrees (each, a “Disputed Item”), it being understood that all other items in such Statement of Cash Flow Detail other than the Disputed Items shall be deemed agreed to by such reviewing Party. Unless the reviewing Party delivers a Response Letter within two (2) Business Days following the conclusion of the Cash Flow Detail Review Period, the reviewing Party shall be deemed to have accepted the other Party’s Statement of Cash Flow Detail and the calculations therein shall become final and binding upon Tyco and ADT NA.

(e) Following delivery of any Response Letter by either Party, Tyco and ADT NA shall in good faith attempt promptly to resolve all disagreement as to the computation of all Disputed Items within the fifteen (15) day period (or longer, as mutually agreed by Tyco and ADT NA) after delivery of the Response Letter. Any items not in dispute or resolved during such period shall be deemed to be final. Following such 15-day period, Tyco and ADT NA shall submit any remaining Disputed Items (and only such remaining Disputed Items) to KPMG or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Tyco and ADT NA in writing (in any such case, the “Accountant”) for determination. The determination of the Accountant with respect to all remaining Disputed Items shall be completed within thirty (30) days after the appointment of the Accountant, shall be determined in accordance with this Agreement, and shall be final and binding upon Tyco and ADT NA. With respect to each Disputed Item subject to resolution by the Accountant, the Accountant shall adopt a position that is either equal to ADT NA’s proposed position, equal to Tyco’s proposed position, or between the positions proposed by ADT NA and Tyco. The fees, costs and expenses of the Accountant shall be shared equally by Tyco and ADT NA.

(f) Within seven (7) days of the final resolution of all Disputed Items in accordance with Section 3.4(d) and (e) above, Tyco will submit to ADT NA, a statement calculated based on the example in Schedule 3.4 (the “Statement of Cash Allocation”) indicating the final allocation of cash to ADT NA based on ADT NA’s contribution to Free Cash Flow (as finally determined in accordance with this Section 3.4), which calculation and allocation will be consistent with the principles set forth in Section 3.4(b) (i.e., that any cash and cash equivalent balance above or below the target cash balance shall be allocated based on relative contribution to Free Cash Flow). The Cash Allocation of ADT NA as set forth in the Statement of Cash Allocation shall be referred to as “Final ADT NA Cash Allocation”. Notwithstanding anything herein to the contrary, the Final ADT NA Cash Allocation shall not be determined and finalized until the Cash Flow Detail of each Party has been finalized as provided above, the adjustments are made under Section 3.4 and 3.5 of the Flow Control Agreement and all amounts have been repaid under the Bridge Note and all amounts payable pursuant to the Share Premium Redemption shall have been paid in full. Based on the Statement of Cash Allocation, if the Final ADT NA Cash Allocation is greater than the amount allocated to ADT NA pursuant to Section 3.4(b) (taking into account any adjustments as provided therein), and such difference is greater than $5 million, then Tyco shall be obligated to pay, or cause to be paid, to ADT NA, or its designee, the amount of the difference between the Final ADT NA Cash Allocation and the amount allocated to ADT NA pursuant to Section 3.4(b) (taking into account any adjustments as provided therein) within three (3) Business Days following delivery of the Statement of Cash Allocation. If the Final ADT NA Cash Allocation is less than the ADT NA Distribution Cash

Balance, and such difference is greater than $5 million, then ADT NA shall be obligated to pay, or cause to be paid, to Tyco, or its designee, the amount of the difference between the Final ADT NA Cash Allocation and the amount allocated to ADT NA pursuant to Section 3.4(b) (taking into account any adjustments as provided therein) within three (3) Business Days following delivery of Statement of Cash Allocation.

(g) Any payments made pursuant to this Section 3.4 shall be made by wire transfer of immediately available funds to the account designated in writing by Tyco or ADT NA, as applicable. Any payment made pursuant to this Section 3.4 shall be made with interest (such interest to be calculated on the basis of a year of three-hundred sixty (360) days and the actual number of days elapsed on such amount from the ADT NA Distribution Date to the date of such payment at a rate of LIBOR plus 175 basis points for the first 120 days and the Default Interest Rate for anytime after the first 120 days.

Section 3.5. Ancillary Agreements. On or prior to the Effective Time, each of Tyco International and ADT NA shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements to the extent not entered into on or prior to the date hereof.

ARTICLE IV

THE DISTRIBUTION

Section 4.1. Stock Dividend to Tyco Shareholders. On the ADT NA Distribution Date, Tyco International will cause the Distribution Agent to distribute all of the outstanding shares of ADT NA Common Stock then owned by Tyco International to holders of Tyco Common Stock on the ADT NA Distribution Record Date, and to credit the appropriate number of such shares of ADT NA Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of ADT NA Common Stock. For stockholders of Tyco International who own Tyco Common Stock through a broker or other nominee, their shares of ADT NA Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Tyco Common Stock on the ADT NA Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the ADT NA Distribution 0.5 of a share of ADT NA Common Stock for every one share of Tyco Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) ADT NA Common Stock such stockholder is entitled to in the ADT NA Distribution.

Section 4.2. Fractional Shares. Tyco International stockholders holding a number of shares of Tyco Common Stock, on the applicable Record Date, which would entitle such stockholders to receive less than one whole share of ADT NA Common Stock in the ADT NA Distribution, will receive cash in lieu of fractional shares. Fractional shares of ADT NA Common Stock will not be distributed in the ADT NA Distribution nor credited to book-entry accounts. Tyco International and ADT shall instruct the Distribution Agent to, as soon as practicable after the ADT NA Distribution Date, (a) determine the number of whole shares and fractional shares of ADT NA Common Stock allocable to each holder of record or beneficial owner of Tyco Common Stock as of close of business on the ADT NA Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of ADT NA Common Stock after making appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. None of Tyco International, ADT NA or the Distribution Agent will guarantee any minimum sale price for the fractional shares of ADT NA Common Stock. Neither Tyco International nor ADT NA will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Tyco International or ADT NA.

Section 4.3. Actions in Connection with the Distribution

(a) ADT NA shall file such amendments and supplements to the ADT NA Form 10 as Tyco International may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the ADT NA Form 10 as may be required by the Commission or federal, state or foreign securities Laws. ADT NA shall mail to the holders of Tyco Common Stock, at such time on or prior to the ADT NA Distribution Date as Tyco International shall determine, the ADT NA Information Statement included in the ADT NA Form 10, as well as any other information concerning ADT NA, its business, operations and management, the ADT NA Plan of Separation and such other matters as Tyco International shall reasonably determine are necessary and as may be required by Law.

(b) ADT NA shall also cooperate with Tyco International in preparing, filing with the Commission or similar (U.S. or international) authority and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the ADT NA Plan of Separation or other transactions contemplated by this Agreement and the Ancillary Agreements. Promptly after receiving a request from Tyco International, to the extent requested, ADT NA shall prepare and, in accordance with applicable Law, file with the Commission or similar authority any such documentation that Tyco International determines is necessary or desirable to effectuate the applicable Distribution, and Tyco International and ADT NA shall each use reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(c) Promptly after receiving a request from Tyco International, ADT NA shall prepare and file, and shall use best efforts to have approved and made effective, an application for the original listing of the ADT NA Common Stock to be distributed in the ADT NA Distribution on the NYSE, subject to official notice of distribution.

(d) Nothing in this Section 4.3 shall be deemed, by itself, to shift Liability for any portion of the ADT NA Form 10 or the ADT NA Information Statement to Tyco International.

Section 4.4. Sole Discretion of Tyco. Tyco International shall, in its sole and absolute discretion, determine the ADT NA Distribution Date and all terms of the ADT NA Distribution, including the form, structure and terms of any transactions and/or offerings to effect the ADT NA Distribution and the timing of and conditions to the consummation thereof, in each case, (w) subject to any limitations imposed pursuant to Swiss Law, (x) subject to receipt of the Shareholder Approval and (y) provided that if the conditions to the ADT NA Distribution set forth in Section 4.5 have otherwise been satisfied on or before March 31, 2013 (and would be satisfied on the proposed ADT NA Distribution Date), then the ADT NA Distribution shall be effected no later than March 31, 2013.

Section 4.5. Conditions to Distribution. The following are conditions to the consummation of the ADT NA Distribution.

(a) Tyco International shall have obtained the Shareholder Approval;

(b) The ADT NA Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and the Information Statement shall have been mailed to the holders of Tyco Common Stock;

(c) The ADT NA Common Stock to be delivered in the ADT NA Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(d) Tyco International shall have received a private letter ruling from the Internal Revenue Service, which ruling shall be in full force and effect at the time of the ADT NA Distribution, to the effect that (i) the ADT NA Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT NA Common Stock and (ii) certain internal transactions undertaken in anticipation of the ADT NA Distribution will qualify for favorable treatment under the Code;

(e) The ruling obtained by Tyco International from the Swiss Federal Tax Administration regarding the Swiss withholding Tax consequences of the ADT NA Distribution substantially to the effect that the ADT NA Distribution, including for cash received in lieu of a fractional share of ADT NA Common Stock, is not subject to Swiss withholding Tax shall be in full force and effect at the time of the ADT NA Distribution;

(f) Any material Governmental Approvals and other Consents necessary to consummate the ADT NA Distribution or any portion thereof shall have been obtained and be in full force and effect;

(g) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the ADT NA Distribution shall be pending, threatened, issued or in effect, and no other event outside the control of Tyco International shall have occurred or failed to occur that prevents the consummation of all or any portion of the ADT NA Distribution; and

(h) The aggregate implied market capitalization of ADT NA shall not exceed CHF 17.5 billion based on the closing price of the ADT NA Common Stock trading on the last “when issued” trading day prior to the ADT NA Distribution.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. Agreement Not To Compete; No Solicit; No Hire.

(a) (A) Tyco agrees that from the ADT NA Distribution Date and through the second anniversary of the ADT NA Distribution Date (the “Non-Competition Period”), neither Tyco nor any member of the Tyco Group (which, for purposes of this Article V, shall not be deemed to include any member of the Flow Control Group) shall directly or indirectly own, operate or otherwise engage (including through any dealer) in any Tyco Competitive Activity in Canada, the United States, Puerto Rico or the U.S. Virgin Islands and (B) ADT NA agrees that during the Non-Competition Period, neither ADT NA nor any member of the ADT North American R/SB Group shall directly or indirectly own, operate or otherwise engage (including through any dealer) in any ADT Competitive Activity in Canada, the United States, Puerto Rico or the U.S. Virgin Islands; provided, that, the foregoing notwithstanding, if at the end of the Non-Competition Period there exists any Collocation Facilities, then the restrictions set forth in this Section 5.1(a) shall automatically be extended, with respect to each such Collocation Facility, (1) after the Non-Competition Period until such time as the Collocation Facility no longer constitutes a Collocation Facility and (2) solely in respect of the geography covered by the sales function operated out of such Collocation Facility at the end of the two-year Non-Competition Period.

(b) Notwithstanding anything to the contrary in the forgoing, nothing in Section 5.1(a) shall:

(i) prevent any member of the Tyco Group or the ADT North American R/SB Group, as applicable, from collectively owning up to an aggregate of five percent of the outstanding shares of any class of capital stock of any publicly traded Person that engages in any Tyco Competitive Activity or ADT Competitive Activity, as applicable (each, a “Competing Person”) so long as no member of the Tyco Group or ADT North American R/SB Group, as applicable, has any participation in the management (excluding directorships or substantially similar positions) of such Competing Person;

(ii) prevent any member of the Tyco Group or the ADT North American R/SB Group, as applicable, from selling or divesting any or all of its assets or businesses to any Person that is not an Affiliate of any member of such Group, and such Person shall not, subject to the requirements of the last paragraph of Section 9.5, be bound by the restrictions set forth in Sections 5.1(a) or (c), it being further understood and agreed that upon a Change of Control of either ADT or Tyco, as applicable, the Non-Competition Period and the obligations of both Parties set forth in Section 5.1(a) and (c) shall automatically cease;

(iii) prohibit any member of the Tyco Group or the ADT North American R/SB Group, as applicable, from acquiring (or entering into any agreement to acquire) the whole or any part of a Person or business which derived not greater than 40% of its consolidated revenues for the prior 12-month period (measured as of the most recently ended fiscal quarter prior to the execution of definitive documentation related to such acquisition) from any Tyco Competitive Activity or ADT Competitive Activity, as applicable; provided, that, where such Tyco Competitive Activity or ADT Competitive Activity, as applicable, of such Person or business represents greater than 25% of the consolidated or combined, as applicable, revenues of such Person or business acquired for the prior 12-month period (measured as of the most recently ended fiscal quarter prior to the execution of definitive documentation related to such acquisition), such member of the Tyco Group or ADT North American R/SB Group, as applicable, shall be required to use its reasonable best efforts to divest such Person, business or portion thereof to the extent engaging in such Tyco Competitive Activity or ADT Competitive Activity, as applicable, within 12 months after the consummation of such acquisition (regardless of when during the Non-Competition Period the acquisition (or entry into definitive documentation with respect thereto) occurs), provided that such 12 month period shall be extended in the event that a definitive agreement to dispose of such business within such 12 month period has been entered into for a reasonable period of time, in the event such definitive agreement is terminated as a result of the failure to obtain antitrust or other regulatory clearance to permit the applicable Party or member of their respective Group to seek an alternative disposition transaction;

(iv) prohibit any member of the Tyco Group or ADT North American R/SB Group, as applicable, from acquiring a Minority Investment in a non-publicly traded Person or business which engages in, or includes, any Tyco Competitive Activity or ADT Competitive Activity, as applicable. As used in this Agreement, the term “Minority Investment” means any minority equity investment by any member of the Tyco Group or ADT North American R/SB Group in any Person in which the members of the Tyco Group of ADT North American R/SB Group, as applicable, collectively hold less than 10% of the outstanding voting securities or similar equity interests of such Person entitled to elect the board of directors (or similar governing body) of such Person;

(v) prevent any member of the ADT North American R/SB Group from engaging in any ADT Competitive Activity with respect to any customer who was a Small Business customer or customer that was a Small Governmental Facility at the time the customer relationship was established (and continues to be a customer of the ADT North American R/SB Group as of the time such customer would no longer meet the definition of a Small Business or Small Governmental Facility customer, as applicable) solely to the extent that such competing activity arises solely as a result of the growth in excess of the size limitations included in the definition of Small Business or Small Governmental Facility of the facilities (whether existing or new) of such customer (and provided that none of the other provisions set forth in the definition of ADT Competitive Activity would otherwise apply to such customer);

(vi) prevent any member of the Tyco Group from engaging in any Tyco Competitive Activity with respect to any customer who was larger than a Small Business customer at the time the customer relationship was established (and continues to be a customer of the Tyco Group as of the time such customer meets the definition of a Small Business customer) solely to the extent that such competing activity arises solely as a result of downsizing activities at its existing or new facilities that bring the size of such facilities within the size limitations included in the definition of a Small Business (and provided that none of the other provisions set forth in the definition of Tyco Competitive Activity would otherwise apply to such customer);

(vii) prevent any member of the ADT North American R/SB Group or Tyco Group from marketing and advertising its products and services in the ordinary course of its business, provided that such marketing and advertising is not specifically targeted at a Competitive Activity of the other Group;

(viii) prevent any member of the Tyco Group or ADT North American R/SB Group, as applicable, from selling or continuing to sell any products or systems or providing or continuing to provide any services to (x) any location serviced as of the ADT NA Distribution Date by a member of the Tyco Group or the ADT North American R/SB Group, as applicable, so long as subsequent to such servicing, such location has not been serviced by a third-party security provider or (y) any customer of such Group existing as of the ADT NA Distribution Date regardless of the size or nature of the location at which such products or services are provided; provided that, in any such case, such Group shall not be permitted to sell or provide any new products or services not sold or provided to such customer or location, as applicable, as of the ADT NA Distribution Date (other than (i) in connection with the repair or replacement of existing products with new or upgraded versions or (ii) add on products or services the sale or provision of which would not otherwise be in violation of this Section 5.1, disregarding any size limitations set forth in this Section).

(ix) prevent any member of the Tyco Group in the United States, Canada, Puerto Rico or the U.S. Virgin Islands from (x) entering into a customer agreement with any company, business or governmental entity or agency that includes, in addition to other services provided, the provision of installation, service and monitoring security services in respect of the residences of executives or other officers of such company (including any member of the Tyco Group) or business or executives or governmental officials of such governmental entity or agency or (y) providing installation, service or monitoring security services in respect of the residences of any executives, officers or directors of any member of the Tyco Group, provided that, in any such case, the provision of such services will first be offered to a member of the ADT North American R/SB Group pursuant to a customer employee subcontract arrangement to be prepared and negotiated in good faith between Tyco and ADT NA, it being understood and agreed that to the extent that ADT NA and Tyco cannot agree and finalize such subcontract arrangement after having negotiated in good faith, the Tyco Group may provide such services or subcontract the provision of such services to a third party;

(x) prevent any member of the Tyco Group from designing, manufacturing, selling, hosting, leasing, licensing, or providing any maintenance or support services with respect to, any products, systems or software, provided such products, systems or software are only sold, leased or licensed by a member of the Tyco Group, directly or indirectly to (1) a third party on arms’ length terms that engages in the business of selling, leasing, licensing, servicing, monitoring or installing such products, systems or software for its own account or (2) end users of such products, systems or software pursuant to transactions with such end users that are not included within the definition of Tyco Competitive Activity; provided, however, that this subsection (x) shall not be interpreted to permit a member of the Tyco Group to provide Monitoring for residential or Small Business end users on behalf of a third party provider;

(xi) prevent the SimplexGrinnell business of the Tyco Group from (x) providing any non-monitored access control and/or video installation and maintenance services of the type and in volume not substantially greater than that conducted prior to the ADT NA Distribution Date (and provided that such services are bundled with other services or products that are not a Tyco Competitive Activity and not sold as a standalone offering) or (y) designing, selling, leasing, installing, servicing, repairing, monitoring and maintenance, or testing and inspecting any fire suppression or fire detection products, systems or software, provided that the foregoing exclusion in this clause (y) does not permit the sale, lease, installation, service and/or monitoring to a residential or Small Business customer of a security system that includes a “spot detection” fire detection system; or

(xii) prevent a member of the ADT North American R/SB Group from (a) providing an employee affinity program to any company or business whereby such employees are given promotional offers and/or discounts in consideration for purchasing any products or services that are considered to be a Tyco Competitive Activity, (b) holding any investment or other interest in iControl Networks, Inc. or any successor to iControl Networks, Inc. or its business, or (c) working with or otherwise collaborating with any supplier of products or services in the design or development of any products or services to be used in the ADT North American R/SB Group business to the extent that such use is not an ADT Competitive Activity and such collaboration or work is not in furtherance of an ADT Competitive Activity.

(c) In addition to the Parties’ obligations pursuant to Section 5.1(a), each of Tyco and ADT NA agree, on behalf of itself and each member of the ADT North American R/SB Group or Tyco Group, as applicable, (x) to undertake the obligations set forth in Schedule 5.1(c)(A) and (y) that from the ADT NA Distribution Date through the second anniversary of the ADT NA Distribution Date (the “Customer Non-Solicit Period”), neither such Party nor any member of its Group shall, directly or indirectly, approach or seek business from any North American R/SB Customer (as defined below) (in the case of the Tyco Group) or Tyco Security Customer (as defined below) (in the case of the ADT North American R/SB Group) in the United States, Canada, Puerto Rico or the U.S. Virgin Islands; provided that, with respect to those Persons listed in Schedule 5.1(c)(B), the Customer Non-Solicit Period shall be deemed to end on the first anniversary of the ADT NA Distribution Date unless during such period prior to the first anniversary of the ADT NA Distribution Date any such Person listed in Schedule 5.1(c)(B)

becomes a customer of the Tyco Group, in which case the Customer Non-Solicit Period with respect to such Person shall be deemed to end on the second anniversary of the ADT NA Distribution Date. For purposes of this Section 5.1(c), (x) the term “North American R/SB Customer” means any Person (A) set forth on Schedule 5.1(c)(C), or (B) that is a Current Customer and (y) the term “Tyco Security Customer” means any Person (A) set forth on Schedule 5.1(c)(D) or (B) that is a Current Customer (for the avoidance of doubt, excluding, for purposes of (A) and (B), any franchisee that is not a Current Customer of the Tyco Group even where the Tyco Group has a customer relationship with the franchisor).

(d) Prior to initiating any legal action in accordance with Article X, any dispute, controversy or claim arising out of, relating to or in connection with this Section 5.1 (including any breach or alleged breach hereof) (a “Section 5.1 Dispute”), shall be resolved by submitting such Section 5.1 Dispute first to a dispute resolution designee of each of the Tyco Group and the ADT North American R/SB Group, who shall initially be Daniel Schroeder for the Tyco Group and Steve Gribbon for ADT and who shall seek to resolve such Section 5.1 Dispute through informal good faith negotiation. If the Section 5.1 Dispute is not resolved by such designees within 20 Business Days after the claiming party in writing notifies the other party of the Section 5.1 Dispute, then the Section 5.1 Dispute shall be finally settled in accordance with Sections 10.1 and 10.2. A Party’s failure to comply with this Section 5.1(d) shall constitute cause for dismissal without prejudice of any legal proceeding.

(e) Neither Tyco nor ADT NA or any member of their respective Groups (excluding for these purposes, with respect to Tyco, the Flow Control Group) will, from the applicable Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, and to the extent permitted under local Law, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit or hire as an employee or an independent contractor any individual who is employed by any other Party or its Subsidiaries as of the Effective Time or at any time through and including the second anniversary of the Effective Time; provided that neither Tyco nor ADT NA or any member of their respective Groups will be precluded from placing general advertisements for employment not directed at the Tyco Group or ADT North American R/SB Group or any member thereof, as applicable or soliciting or hiring any such individual whose employment with such other Party or any member of its Group was involuntarily terminated.

Section 5.2. Financial Statements and Accounting. Each Party agrees to provide the following assistance of access set forth in subsections (a), (b) and (c) of this Section 5.2, (i) during the three hundred and sixty-five (365) days following the ADT NA Distribution Date in connection with the closing of the books and the preparation and audit of each of the Party’s financial statements for the year ended September 28, 2012 or, to the extent the ADT NA Distribution Date is after September 28, 2012, the financial statements for the year ended September 27, 2013, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of September 28, 2012 or, to the extent the ADT NA Distribution Date is after September 28, 2012, made as of September 27, 2013; (ii) following such initial three hundred and sixty-five (365) day period, with the consent of the other applicable Party (not be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any Party changes its auditors within two (2) years of the ADT NA Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) from time to time following the ADT NA Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission:

(a) Annual Financial Statements. Each Party shall provide or provide access to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “2012 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(b) Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(c) Annual Reports. Each Party will deliver to the other Parties a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission (or otherwise) that includes their respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended September 28, 2012 or September 27, 2013, if the ADT NA Distribution Date should occur after September 28, 2012 (such reports, collectively, the “Annual Reports”); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Parties as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures.

Nothing in this Section 5.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such Information, such Party shall use best efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 5.3. Certain Securities. Subject to the provisions of Section 6.1 as applicable, following the ADT NA Distribution Date, ADT NA agrees that, upon exercise of any option, warrant or similar security to purchase Tyco Common Stock or the conversion of any note or other security of Tyco International convertible into Tyco Common Stock, in each case that Tyco International has issued to third persons prior to the Effective Time, ADT NA shall, upon request by Tyco International, promptly (and in any event within any time periods required by the terms of any such option, warrant, note or similar security) issue to Tyco International, as agent for the holder thereof, such number of shares of ADT NA Common Stock that Tyco International would otherwise be required to deliver to such holder pursuant to the terms of any such security and Tyco International shall promptly deliver such shares to such holder. It is further agreed that with respect to such options, warrants, notes or similar securities, ADT NA shall keep reserved for issuance a sufficient number of shares of ADT NA Common Stock to satisfy any future exercises of such options or warrants or conversion of such notes or other securities. In connection with the foregoing, Tyco International will promptly following receipt of notice that a holder desires to exercise any such options, warrants or similar security or convert such note or other security, in each case of the type described in this Section 5.2 notify, in writing, ADT NA so that it may comply with the terms of this Section 5.2; provided, that ADT NA shall not have any additional Liability beyond the obligation to deliver shares as set forth in this Section 5.2 for failing to deliver such shares of ADT NA Common Stock in the time period described in the foregoing sentence if such failure and delay was the result of untimely notification by Tyco International. ADT NA hereby Assumes the obligations set forth in this Section 5.2.

Section 5.4. Removal of Tyco and ADT NA Designations. Except as otherwise expressly provided in Ancillary Agreement, without undue delay after the ADT NA Distribution Date, but in any event no later than within 180 days after the ADT NA Distribution Date, (a) ADT NA shall and shall cause the applicable members of the ADT North American R/SB Group to execute and file in the relevant offices such amended organizational documents so that any reference to “Tyco” shall be eliminated from the corporate names of members of the ADT North American R/SB Group and shall as soon as practicable thereafter pursue such name changes until effective and (b) Tyco shall and shall cause the applicable members of the Tyco Group to execute and file in the relevant offices in Canada, the United States, Puerto Rico or the U.S.

Virgin Islands such amended organizational documents so that any reference to “ADT” shall be eliminated from the corporate names of members of the Tyco Group organized in Canada, the United States, Puerto Rico or the U.S. Virgin Islands and shall as soon as practicable thereafter pursue such name changes until effective.

Section 5.5. Administration of Specified Shared Expenses. Tyco shall be responsible for administering each Specified Shared Expense. Except as otherwise set forth on Schedule 1.1(165) or with respect to certain Specified Shared Expenses that are otherwise allocated between the Parties pursuant to the Tax Sharing Agreement or other Ancillary Agreements, the Parties shall be responsible for payment of any Specified Shared Expense based on the following allocations: Tyco, 65.625% and ADT NA, 34.375%. Tyco shall invoice ADT NA on a quarterly basis, and ADT NA shall promptly following invoice reimburse the administering Party for its allocable share of such Specified Shared Expenses. In addition, Tyco shall, in connection with each invoice, provide a quarterly estimated budget (for informational and planning purposes only) to ADT NA of Specified Shared Expenses for the proceeding quarter.

Section 5.6. Cooperation. From and after the ADT NA Distribution Date, each Party shall, and shall cause each of its respective Affiliates and employees to (i) provide reasonable cooperation and assistance to each other Party (and any member of their respective Groups) in connection with the completion of the ADT NA Plan of Separation (including assisting in the preparation of the ADT NA Distribution), (ii) provide knowledge transfer regarding the ADT North American R/SB Business or Tyco’s historical business and (iii) reasonably assist each other Party in the orderly and efficient transition in becoming an independent company; in each case, except as may otherwise be agreed to by the Parties in writing or expressly set forth in this Agreement or any Ancillary Agreement, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 5.6 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with the operation of any Party’s business or with any Party’s employees’ normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees, agents or consultants involved in such function or service in connection with the ADT NA Plan of Separation (including, employee benefits functions, risk management, etc.).

Section 5.7. FOL Database. Each Party shall provide or provide access to copies of the UBS Financials Online report in its possession to the other Party promptly (and in any event within two (2) Business Days) following the request by such other Party, including the information relating to the stock options, restricted stock and similar securities granted to the employees of each Party prior to the Effective Time. Any Party making a request for FOL reports, including the information relating to the stock options, restricted stock and similar securities granted to the employees of each Party prior to the Effective Time shall provide clear parameters for the FOL reports being requested.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1. Stock Options. Except as provided on Schedule 6.1:

(a) ADT North American R/SB Options.

(i) On behalf of all ADT North American R/SB Employees and any beneficiary or legal representative thereof who hold Tyco Options, prior to the ADT NA Distribution, Tyco shall take all actions necessary such that each Tyco Option held by such individual which is outstanding immediately prior to the ADT NA Distribution, whether vested or unvested, other than any Tyco Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Daylight Time on the ADT NA Distribution Date, be converted into an option to acquire ADT NA Common Stock (a “ADT North American R/SB Option”) in accordance with the succeeding paragraphs of this Section 6.1(a).

(ii) The number of shares subject to the ADT North American R/SB Option shall equal the number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction, the numerator of which is the last per share trading price of Tyco Common Stock with due bills on the NYSE in the last trade on the NYSE immediately prior to the Distribution (the “Closing Tyco Stock Price”) and the denominator of which is the last per share trading price of ADT NA Common Stock when-issued in the last trade on the NYSE immediately prior to the ADT NA Distribution (the “Pre-Distribution ADT NA Stock Price”), with the resulting number of shares subject to the ADT North American R/SB Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the ADT North American R/SB Option (the “Adjusted ADT NA Exercise Price”) shall be equal to the product of (A) the original exercise price of the Tyco Option multiplied by (B) a fraction, the numerator of which shall be the Pre-Distribution ADT NA Stock Price and the denominator of which shall be the Closing Tyco Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(iv) Prior to the ADT NA Distribution Date, Tyco shall (A) cause ADT NA to adopt the ADT NA 2012 Stock and Incentive Plan (the “2012 ADT NA Stock and Incentive Plan”), effective as of 12:00:01 a.m. Eastern Daylight Time on the ADT NA Distribution Date, (B) ensure or cause ADT NA to ensure that the shares issuable under such plan have been registered on Form S-8 (or successor form) promulgated by the Commission under the Securities Act and (C) approve, as the sole stockholder, the adoption of the 2012 ADT NA Stock and Incentive Plan. On or prior to 12:00:01 a.m. Eastern Daylight Time on the ADT NA Distribution Date, Tyco shall take all actions deemed necessary and appropriate to revise award agreements issued with respect to any Tyco Option converted to a ADT North American R/SB Option to ensure that the terms and conditions of the ADT North American R/SB Options described in Section 6.1(a) above are substantially similar to the terms and conditions applicable to the corresponding Tyco Option, including the terms and conditions relating to vesting and the post-termination exercise period.

(b) Tyco Options.

(i) On behalf of all Tyco Employees who hold Tyco Options prior to the Distribution, Tyco shall take all actions necessary such that each Tyco Option which is outstanding immediately prior to the ADT NA Distribution, whether vested or unvested, other than any Tyco Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Daylight Time on the ADT NA Distribution Date, be adjusted such that the number of shares subject to each Option and the per-share exercise price reflect the impact of the ADT NA Distribution in accordance with the succeeding paragraphs of this Section 6.1(b).

(ii) The adjusted number of shares subject to the Tyco Option shall equal the original number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price, and the denominator of which is the last per share trading price of Tyco Common Stock when-issued in the last trade immediately prior to the Distribution (the “Pre-Distribution Tyco Stock Price”), with the resulting number of shares subject to the Tyco Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the Tyco Option (the “Adjusted Tyco Exercise Price”) shall be equal to the product of (A) the original exercise price of the Tyco Option multiplied by (B) a fraction, the numerator of which is the Pre-Distribution Tyco Stock Price and the denominator of which is the Closing Tyco Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(c) Tyco Options for Tyco Corporate Employees.

(i) Notwithstanding Sections 6.1(a) and (b), for all Tyco Options granted prior to October 12, 2011 to, and held by, the employees listed in Schedule 6.1(c) and for all Tyco Options held by non-employee directors of Tyco International on the ADT NA Distribution Date (“Tyco Directors”), Tyco shall take all actions necessary such that each such Tyco Option which is outstanding immediately prior to the Distribution, whether vested or unvested, shall, as of 12:00:01 a.m. Eastern Daylight Time on the ADT NA Distribution Date, (A) be converted into options to separately acquire shares of ADT NA Common Stock and Tyco Common Stock and, if the Flow Control Distribution Date occurs simultaneously, Flow Control Common Stock, and (B) be adjusted such that the number of shares subject to the option and the per-share exercise price reflect the impact of the ADT NA Distribution in accordance with the succeeding paragraphs of this Section 6.1(c), except to the extent expressly provided to the contrary in a written agreement with the holder of such Tyco Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(ii) The adjusted number of shares subject to each option to acquire Tyco Common Stock shall equal the original number of shares of Tyco Common Stock subject to the Tyco Option multiplied by a fraction obtained by dividing (x) the Closing Tyco Stock Price minus the original exercise price for such Tyco Option, by (y) the sum of (A) the Pre-Distribution Tyco Stock Price minus the Adjusted Tyco Exercise Price plus (B) 0.5 times the result obtained by subtracting the Adjusted ADT NA Exercise Price from the Pre-Distribution ADT NA Stock Price and, if the Flow Control Distribution Date occurs simultaneously, plus (C) the Distribution Ratio (as defined in the Flow Control Agreement) times the result obtained by subtracting the Adjusted Flow Control Exercise Price (as defined in the Flow Control Agreement) from the last per share trading price of Flow Control Common Stock when-issued in the last trade on the NYSE immediately prior to the Flow Control Distribution or in the absence of a “when issued” trading market for Flow Control Common Stock, the closing price of Patriot Common Stock (as defined in the Merger Agreement) on the last trading day prior to the Flow Control Distribution (the “Pre-Distribution Flow Control Stock Price”), with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Tyco Common Stock shall be the Adjusted Tyco Exercise Price.

(iii) The adjusted number of shares subject to each option to acquire ADT NA Common Stock shall be equal to 0.5 times the number of shares of Tyco Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire ADT NA Common Stock shall be the Adjusted ADT NA Exercise Price.

(iv) If the Flow Control Distribution occurs simultaneously, the adjusted number of shares subject to each option to acquire Flow Control Common Stock shall be equal to the Distribution Ratio (as defined in the Flow Control Agreement) times the number of shares of Tyco Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Flow Control Common Stock shall be the Adjusted Flow Control Exercise Price.

(d) Former Employees and Former Tyco Directors.

(i) Tyco Options held by Former Tyco Employees and Former ADT North American R/SB Employees shall be treated in the same manner as described in Section 6.1(c) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Tyco Options prior to the ADT NA Distribution Date expressly provides for contrary treatment, such options shall be treated in accordance with the provisions of such individual agreement.

(ii) Tyco Options held by individuals who formerly served as Tyco Directors and on and after the ADT NA Distribution Date are not serving as Tyco Directors shall be treated in the same manner as described in Section 6.1(c) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Tyco Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(e) Adjustments to Equity Awards in Connection With The Distribution. Notwithstanding any other provision of this Agreement, Tyco shall have the authority to make any appropriate adjustments necessary to satisfy the requirements of U.S. Treasury Regulation Section 1.424-1 and Section 1.409A-1 for each option award (without regard to whether such options would otherwise be subject to such regulation) in accordance with the anti-dilution provisions of the governing plan.

(f) Settlement of Options. Subject to the terms of this Agreement and any other agreement made by the Parties from time to time, upon the exercise of any Tyco Options or ADT NA Options, each of Tyco and ADT NA, respectively, shall be solely responsible to issue shares in settlement of such options without reimbursement, recourse or other compensation from any other Party; provided, however, that if a Party resolves to amend the vesting schedule and/or exercise period of an employee or former employee’s Tyco Options or ADT NA Options, as the case may be, then (i) the Party that requested such amendment shall reimburse the Party that made such amendment for any increased compensation or other costs incurred by the amending Party (determined in accordance with the amending Party’s normal practices) in connection with such amendment, and (ii) the amending Party shall make any required changes to implement such requested amendment.

Section 6.2. Restricted Stock Units, Performance Share Units and Deferred Stock Units. Except as provided on Schedule 6.2:

(a) Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(i) Restricted Stock Units Granted Prior to October 12, 2011. Each Tyco Restricted Stock Unit award granted prior to October 12, 2011 that is outstanding immediately prior to the ADT NA Distribution shall be converted so that immediately after the ADT NA Distribution Date, the holder has, in addition to the original Tyco Restricted Stock Unit award, an additional award of ADT NA Restricted Stock Units and, if the Flow Control Distribution Date occurs simultaneously, Flow Control Restricted Stock Units (as defined in the Flow Control Agreement). The number of additional ADT NA Restricted Stock Units awarded shall be determined pursuant to Section 4.1 as if the Restricted Stock Units award represented actual shares of Tyco Common Stock and such ADT NA Restricted Stock Units shall generally have the same terms and conditions (including vesting schedule) associated with the original Tyco Restricted Stock Units. The number of additional Flow Control Restricted Stock Units awarded shall be determined pursuant to Section 4.1 and Section 6.2 of the Flow Control Agreement.

(ii) Restricted Stock Units Granted on or After October 12, 2011. Each Tyco Restricted Stock Unit award granted on or after October 12, 2011 that is outstanding immediately prior to the Distribution shall be converted as of 12:00:01 a.m. Eastern Daylight Time on the ADT NA Distribution Date into Restricted Stock Units as follows:

(A) On behalf of all ADT North American R/SB Employees who hold such Restricted Stock Units, Tyco shall convert such units into Restricted Stock Units payable solely in ADT NA shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Tyco Restricted Stock Unit award. The number of ADT NA Restricted Stock Units shall equal the number of outstanding Tyco Restricted Stock Units as of the ADT NA Distribution Date, multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price and the denominator of which is the Pre-Distribution ADT NA Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by ADT NA for any fractional units. Notwithstanding the foregoing, if the cash payment at such time would cause an ADT North American R/SB Employee to be subject to the additional taxes of Code Section 409A, then the cash payment shall be made at the time the ADT NA Restricted Stock Units are otherwise payable in accordance with the terms of the governing award agreement.

(B) On behalf of all Tyco Employees who hold such Restricted Stock Units, Tyco shall convert such Units into Restricted Stock Units payable solely in Tyco shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Tyco Restricted Stock Unit award. The number of adjusted Tyco Restricted Stock Units shall equal the original number of outstanding Tyco Restricted Stock Units as of the ADT NA Distribution Date, multiplied by a fraction, the numerator of which is the Closing Tyco Stock Price and the denominator of which is Pre-Distribution Tyco Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by Tyco for any fractional units.

(iii) Performance Share Units.

(A) Each Performance Share Unit award that is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Tyco International’s 2012 fiscal third quarter) shall be converted in the exact same manner and at the same time that Restricted Stock Units granted on or after October 12, 2011 are converted pursuant to Section 6.2(a)(ii) above; provided, however, that each Performance Share Unit award that is held by an employee listed in Schedule 6.1(c) that was granted prior to October 12, 2011 and is outstanding immediately prior to the ADT NA Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Tyco International’s 2012 fiscal third quarter) shall be converted into Tyco Restricted Share Units, Flow Control Restricted Share Units and ADT NA Restricted Share Units as if such awards were Restricted Stock Unit awards converted pursuant to Section 6.2(a)(i). For the avoidance of doubt, any Performance Share Unit that is adjusted to reflect performance through a date that precedes the Flow Control Distribution Date shall continue to be deemed a Performance Share Unit under this Agreement notwithstanding the expiration of the applicable performance period and notwithstanding any employee communications that may refer to such Performance Share Unit as being converted to a Tyco Restricted Stock Unit as of a date prior to the Flow Control Distribution Date.

(B) The Parties shall take all necessary actions to provide that the terms and conditions of such converted Performance Share Unit awards shall be modified to provide that the converted Performance Share Unit awards shall be payable at the end of the original three-year vesting period without regard to the originally established performance period, provided that the employee remains continuously employed with Tyco International or ADT NA, respectively, through such date (subject to any acceleration of vesting as provided for in the original applicable Performance Share Unit award agreement).

(iv) Deferred Stock Units. Each Deferred Stock Unit that is outstanding immediately prior to the Distribution and which is held by a Tyco Employee listed in Schedule 6.1(c) or by a Tyco Director shall be adjusted such that the number of Deferred Stock Units reflects the impact of the ADT NA Distribution as set forth in Section 6.2(a)(i); provided that fractional shares will continue to be maintained until the payment of the unit is made. Such converted awards shall remain subject to the terms and conditions in effect with respect to the award immediately preceding the ADT NA Distribution Date.

(b) Grant and Settlement of Awards. Tyco shall assure that each Tyco Stock Option, Restricted Stock Unit and Performance Share Unit is converted into ADT NA awards as set forth in Section 6.1 and Section 6.2. All such converted awards will be issued under the 2012 ADT NA Stock and Incentive Plan and Tyco shall take all commercially reasonable actions to revise award agreements issued with respect to any such converted award to ensure that the terms and conditions of the ADT NA awards are substantially similar to the terms and conditions applicable to the corresponding Tyco awards, except as specifically provided herein. Subject to the terms of this Agreement and any other agreement in force between the Parties from time to time, upon the vesting or payment of any such award, each of Tyco and ADT NA shall be solely responsible to issue its shares in settlement of the respective awards payable in its shares without reimbursement, recourse or other compensation from any other Party; provided, however, that if a Party resolves to amend the vesting schedule and/or exercise period of an employee or former employee’s award, then (i) the Party that requested such amendment shall reimburse the Party that made such amendment for any increased compensation or other costs incurred by the amending Party (determined in accordance with the issuing Party’s normal practices) in connection with such amendment, and (ii) the amending Party shall make any required changes to implement the requested amendment.

(c) Former Employees and Former Tyco Directors. Tyco Restricted Stock Units, Performance Share Units and Deferred Stock Units held by Former Tyco Employees and Former ADT North American R/SB Employees shall be treated in the same manner as described in Section 6.2(a)(i) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Tyco Restricted Stock Unit, Performance Share Unit or Deferred Stock Unit prior to the ADT NA Distribution Date expressly provides for contrary treatment, such units shall be treated in accordance with the provisions of such individual agreement. Tyco Restricted Stock Units and Deferred Stock Units held by individuals who formerly served as Tyco Directors and on and after the ADT NA Distribution Date are not serving as Tyco Directors shall be treated in the same manner as described in Section 6.2(a)(i) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Tyco Restricted Stock Unit or Deferred Stock Unit, in which case such units shall be treated in accordance with the provisions of such individual agreement.

Section 6.3. Nonqualified Deferred Compensation Plans.

(a) ADT NA Nonqualified Deferred Compensation Plans.

(i) Effective as of the ADT NA Distribution Date, ADT NA (or any one of its Subsidiaries or Affiliates) shall be the sponsor of, and be solely responsible for the satisfaction of all Liabilities under, the ADT NA Nonqualified Deferred Compensation Plans listed in Schedule 6.3(a). Effective as of the ADT NA Distribution Date, ADT NA (or any one of its Subsidiaries or Affiliates) also shall be solely responsible for the satisfaction of all Liabilities with respect to nonqualified deferred compensation plan benefits for ADT NA Employees and Former ADT NA Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan (the “ADT NA Deferred Compensation Liabilities”). To the extent necessary to effectuate ADT NA’s assumption of the ADT NA Deferred Compensation Liabilities, ADT NA (or any one of its Subsidiaries or Affiliates), shall establish as of the ADT NA Distribution Date one or more nonqualified deferred compensation plans which shall contain terms that are substantially similar to the terms and conditions of the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan as in effect prior to the ADT NA Distribution Date (subject to such amendments as necessary to comply with Code Section 409A) and the ADT NA Deferred Compensation Liabilities under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan as of the ADT NA Distribution Date shall be transferred to such plans.

(ii) All elections by ADT North American R/SB Employees, and Former ADT North American R/SB Employees that were in effect under the terms of the applicable ADT North American R/SB Nonqualified Deferred Compensation Plans immediately prior to the ADT NA Distribution Date shall continue in effect from and after the ADT NA Distribution Date until a new election that by its terms supersedes the prior election is made by such ADT North American R/SB Employee or Former ADT North American R/SB Employee in accordance with the terms of the applicable ADT North American R/SB Nonqualified Deferred Compensation Plan and consistent with the provisions of Code Section 409A to the extent applicable.

(iii) As of the ADT NA Distribution Date, ADT NA shall be solely responsible for the management and administration of the ADT North American R/SB Nonqualified Deferred Compensation Plans including, but not limited to, the adjudication of claims filed by ADT North American R/SB Employees or Former ADT North American R/SB Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco

Supplemental Executive Retirement Plan before the ADT NA Distribution Date; provided that (A) the claim relates to a ADT North American R/SB Deferred Compensation Liability that has been transferred to the applicable ADT North American R/SB Nonqualified Deferred Compensation Plan; (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (C) under the applicable claims procedure ADT NA plan administrator or other authorized person or committee will have at least a sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall upon sending its response to the claimant immediately transfer administration of such claim to ADT NA for final adjudication.

(iv) Payments to ADT North American R/SB Employees and Former ADT North American R/SB Employees under the ADT North American R/SB Nonqualified Deferred Compensation Plans shall be made by ADT NA or one of its Subsidiaries or Affiliates as determined in the sole discretion of ADT NA.

(b) Tyco Nonqualified Deferred Compensation Plans.

(i) Effective as of the ADT NA Distribution Date, Tyco (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the Tyco Nonqualified Deferred Compensation Plans and all Liabilities with respect to nonqualified deferred compensation plan benefits for Tyco Employees and Former Tyco Employees under the Tyco Supplemental Savings and Retirement Plan and Tyco Supplemental Executive Retirement Plan (the “Tyco Deferred Compensation Liabilities”).

(ii) Payments to Tyco Employees and Former Tyco Employees under the Tyco Nonqualified Deferred Compensation Plans shall be made by Tyco or one of its Affiliates as determined in the sole discretion of Tyco.

(c) Continued Employment. Consistent with Code Section 409A, Tyco and ADT NA agree that ADT North American R/SB Employees who participate in the Tyco Nonqualified Deferred Compensation Plans immediately prior to the ADT NA Distribution Date and who participate in the ADT North American R/SB Nonqualified Deferred Compensation Plans immediately following the ADT NA Distribution Date, shall not experience a termination of employment or separation from service as a result of the transactions contemplated herein.

Section 6.4. Pension Plans.

(a) ADT North American R/SB Pension Plans.

(i) As of the ADT NA Distribution Date, ADT NA shall Assume sponsorship of and be solely responsible for the management and administration of, and except as otherwise provided below, be responsible for all Assets and Liabilities under the pension plans listed in Schedule 6.4(a) (with such plans to be solely ADT NA’s responsibility referred to as the “ADT North American R/SB Pension Plans”).

(ii) For ADT North American R/SB Pension Plans that are intended to be tax-qualified defined benefit pension plans under Sections 401(a) and 501(a) of the Code (the “ADT North American R/SB US Pension Plans”):

(A) Effective no later than the ADT NA Distribution Date, Tyco shall cause the sponsor of such plans to take all such actions necessary to transfer the sponsorship of such plans to ADT NA, and ADT NA shall take all such actions necessary to (i) become the plan sponsor of the ADT North American R/SB US Pension Plans, (ii) establish an investment committee and an administrative committee, as appropriate, as named fiduciaries of the ADT North American R/SB Pension Plans and (iii) appoint members of the investment committee and the administrative committee. Effective on, or within seven days after the ADT NA Distribution Date, ADT NA shall establish a new trust or designate a trust or trusts designed to (i) be tax-exempt under Section 501(a) of the Code and (ii) hold the assets of the ADT North American R/SB US Pension Plans (the “ADT North American R/SB Master Trust”).

(B) Within 60 days of the ADT NA Distribution Date (such 60th day being the “Initial Transfer Date”), Tyco shall cause at least 90% of the Assets of the Tyco International Master Retirement Trust attributable to the ADT North American R/SB US Pension Plans (using estimated values as of September 28, 2012) to be transferred to the ADT North American R/SB Master Trust in accordance with all applicable Laws. The Assets to be transferred will be in the form of cash or other property, as Tyco and ADT NA shall mutually agree prior to such transfer; and Tyco shall cause the balance of the Tyco International Master Retirement Trust Assets attributable to such ADT North American R/SB US Pension Plans to be transferred to the ADT North American R/SB Master Trust within 120 days of the ADT NA Distribution Date.

(C) ADT NA and Tyco acknowledge and agree that such transfer of Assets and Liabilities will comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder and that the value of the Assets to be transferred as determined under Section 414(l) of the Code and the regulations thereunder shall be determined as of the ADT NA Distribution Date. Accordingly, the final value of the Assets to be transferred shall be adjusted from the period between the ADT NA Distribution Date and the transfer date to reflect (i) the investment experience under the Tyco International Master Retirement Trust using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA, (ii) the ADT North American R/SB Pension Plan’s allocable share of expenses, (iii) the amount paid at the Initial Transfer Date, and (iv) the ADT North American R/SB Pension Plan’s benefit distributions as described in the following sentence. Until the Initial Transfer Date, Tyco shall cause benefit payments to participants, beneficiaries and alternate payees that are due under the ADT North American R/SB Pension Plans to be made in the normal course from the Tyco International Master Retirement Trust Assets.

(D) Pending the transfer of assets, the ADT North American R/SB US Pension Plans will continue to participate in the Tyco International Master Retirement Trust, subject to Tyco’s direction of the investment of the assets of the Tyco International Master Retirement Trust without distinction as to any particular participating plan for a transition period not exceeding 60 days for the initial transfer, and not exceeding 120 days for the final transfer, following the ADT NA Distribution Date and Tyco will cause the Tyco International Master Retirement Trust to be amended to provide for such continued participation.

(iii) Following the ADT NA Distribution Date, eligible participants shall accrue benefits (to the extent that such ADT North American R/SB Pension Plans are not frozen) and receive service credit, as applicable, under the ADT North American R/SB Pension Plans in accordance with the terms and conditions of the relevant ADT North American R/SB Pension Plan; provided, however, that the foregoing shall in no way alter any right of ADT NA, subsequent to the ADT NA Distribution Date, to amend or terminate any of the ADT North American R/SB Pension Plans in accordance with their terms and applicable Law. ADT NA and Tyco shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.4.

(iv) As of the ADT NA Distribution Date, ADT NA shall be solely responsible for the adjudication of claims filed under a ADT North American R/SB Pension Plan including, but not limited to, claims filed before the ADT NA Distribution Date under such plans as in effect on the date such claim was filed; provided that (A) the claim relates to Assets or Liabilities assumed by ADT NA under Section 6.4(a)(i); (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (C) under the applicable claims procedure, ADT NA’s plan administrator or other authorized person or committee will have at least a sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to ADT NA for final adjudication upon sending its response to the claimant.

(v) Notwithstanding any other provision set forth in this Agreement, (i) ADT NA and the ADT North American R/SB Pension Plans shall indemnify and hold harmless Tyco and the Tyco Retained Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the ADT North American R/SB Pension Plans relating to the provision of pension benefits pursuant to the ADT North American R/SB Pension Plans and (ii) Tyco and the Tyco Retained Pension Plans shall indemnify and hold harmless ADT NA and the ADT North American R/SB Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Pension Plans relating to the provision of pension benefits pursuant to the Tyco Retained Pension Plans.

(b) Tyco Retained Pension Plans. Following the ADT NA Distribution Date, Tyco shall retain sponsorship of, and sole responsibility for all Assets and Liabilities under the pension plans listed in Schedule 6.4(b) (the “Tyco Retained Pension Plans”), and ADT NA shall have no obligation with respect thereto.

(c) Following the ADT NA Distribution Date, eligible participants in the Tyco Retained Pension Plans shall continue to accrue benefits (to the extent that such Tyco Retained Pension Plans are not frozen) and receive service credit, as applicable under the Tyco Retained Pension Plans in accordance with the terms and conditions of the relevant Tyco Retained Pension Plan. Nothing contained in this Agreement shall alter in any way the right of Tyco, subsequent to the ADT NA Distribution Date, to amend or terminate any Tyco Retained Pension Plan in accordance with its terms and applicable Law.

(d) Adjustments. If, during the period from the ADT NA Distribution Date through the transfer date, the Parties determine that adjustments are appropriate with respect to the data that was used to calculate pension plan Liabilities under Section 4044 of ERISA for the purposes of effecting the transfer of Assets and Liabilities described in subparagraphs (a)(ii)(B) and (C) of this Section 6.4 with respect to the ADT Pension Plans for US Employees, then the Parties agree to cooperate to conform the net difference in Assets transferred or retained attributable to such data adjustments and to cause additional Assets reflecting such net difference to be transferred between the relevant master trusts as soon as practicable after December 31, 2013. Any such additional Assets shall be adjusted from the period between January 1, 2012 and the transfer date to reflect the investment experience under the ADT North American R/SB Master Trust or Tyco International Master Retirement Trust, as applicable, using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA. Notwithstanding the foregoing, no Assets shall be transferred between the relevant master trusts of the Parties unless the Parties determine that the net result of all such data adjustments is that the ADT North American R/SB Master Trust or Tyco International Master Retirement Trust should have received or retained at least $250,000 of additional Assets (as of January 1, 2012). Any such data adjustments must be communicated to the other relevant Parties in writing on or before December 31, 2013 in order to be considered in determining whether an additional Asset transfer is to be made pursuant to this paragraph (c). The impact of such adjustments on the Liabilities shall be determined for purposes of this paragraph (c) using the same actuarial assumptions and methods used in originally determining such Liabilities.

Section 6.5. Retirement Savings Plans.

(a) ADT North American R/SB Savings Plans.

(i) As of the ADT NA Distribution Date, ADT NA shall Assume sponsorship of, and be solely responsible for (except as otherwise provided in this Section 6.5(a) below), the management and administration of all Assets and Liabilities under the ADT NA Retirement Savings and Investment Plan (the “ADT North American R/SB RSIP”), and any defined contribution retirement plans listed in Schedule 6.5(a) (collectively, “ADT North American R/SB Savings Plans”). On or shortly after the ADT NA Distribution Date, Tyco shall cause the value of Assets of the Tyco International Management Company Defined Contribution Plans Master Trust attributable to the ADT

North American R/SB RSIP to be transferred to a trust or trusts created for the ADT North American R/SB Savings Plans in the United States in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The Assets to be transferred will be in the form of cash or other property, as Tyco and ADT NA shall mutually agree prior to such transfer. In addition, on or shortly after the ADT NA Distribution Date and after the Tyco International Investment Committee confirms that all of the actions described in Section 6.5(a)(ii) have been completed, the deed of trust established for the Tyco International Retirement Savings and Investment Plan VI shall be transferred to ADT NA.

(ii) Effective as of the ADT NA Distribution Date, Tyco shall cause the sponsor(s) of the ADT North American R/SB Savings Plans to take all such actions necessary to transfer the sponsorship of such plans to ADT NA and ADT NA shall take all such actions necessary to become the plan sponsor of the ADT North American R/SB Savings Plans, establish an investment committee and an administrative committee as named fiduciaries of the ADT North American R/SB Savings Plans, appoint members of the investment committee and the administrative committee, as appropriate, and establish a new trust or trusts for the ADT North American R/SB Savings Plans in the United States designed to be tax exempt under Section 501(a) of the Code and hold the assets of the ADT North American R/SB Savings Plans.

(iii) As of the ADT NA Distribution Date, ADT NA shall be solely responsible for the adjudication of claims filed by ADT North American R/SB Employees or Former ADT North American R/SB Employees under a ADT NA Savings Plan including, but not limited to, claims filed before the ADT NA Distribution Date under such plans as in effect on the date such claim was filed provided that (A) the claim relates to Assets or Liabilities assumed by ADT NA under this Section 6.5(a); (B) the claim has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (C) under the applicable claims procedure, ADT NA plan administrator or other authorized person or committee will have at least a sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Tyco shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately transfer administration of such claim to ADT NA for final adjudication upon sending its response to the claimant.

(iv) Nothing contained in this Agreement shall alter in any way the right of ADT NA, subsequent to the ADT NA Distribution Date, to amend or terminate any of the ADT North American R/SB Savings Plans in accordance with its terms and applicable Law.

(v) Notwithstanding any other provision set forth in this Agreement, (A) ADT NA and the ADT North American R/SB Savings Plans shall indemnify and hold harmless Tyco and the Tyco Retained Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the ADT North American R/SB

Savings Plans relating to the provision of benefits pursuant to the ADT North American R/SB Savings Plans and (B) Tyco and the Tyco Retained Savings Plans shall indemnify and hold harmless ADT NA and the ADT North American R/SB Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Tyco Retained Savings Plans relating to the provision of benefits pursuant to the Tyco Retained Savings Plans.

(b) Tyco Retirement Retained Savings Plans. Following the ADT NA Distribution Date, Tyco shall retain sole responsibility for all benefit obligations incurred prior to the ADT NA Distribution Date and Liabilities under the Tyco International Retirement Savings and Investment Plan and the Tyco International Retirement Savings and Investment Plan VI, except to the extent such obligations were transferred to the ADT North American R/SB RSIP, the ADT North American R/SB RSIP (Puerto Rico) or the Flow Control RSIP (as defined in the Flow Control Agreement) as of the ADT NA Distribution Date, any defined contribution retirement plans listed in Schedule 6.5(b), and any other savings plans in the United States or any other country covering Tyco Employees or Former Tyco Employees, other than those listed in Schedule 6.5(a) and specifically identified as ADT North American R/SB Savings Plans (collectively, the “Tyco Retained Savings Plans”). Eligible Tyco participants shall continue accruing benefits under the Tyco Retained Savings Plans in accordance with the terms and conditions of the Tyco Retained Savings Plans. Nothing contained in this Agreement shall alter in any way the right of Tyco, subsequent to the ADT NA Distribution Date, to amend or terminate the Tyco Retained Savings Plan in accordance with its terms and applicable Law.

Section 6.6. Retiree Medical Benefits. Following the ADT NA Distribution Date: (a) Tyco shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(a) (the “Tyco Retiree Medical Plans”); and (b) except as otherwise provided below, ADT NA shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(b) (the “ADT North American R/SB Retiree Medical Plans”). The Parties agree that each Party and the retiree medical plans described above for which it is responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) shall indemnify and hold harmless each other Party and the retiree medical plans for which they are responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities with respect to retiree medical and retiree insurance obligations under the retiree medical plans for which they are responsible. Except as provided below, ADT NA shall be solely responsible for the adjudication of any claims filed by a Former ADT North American R/SB Employee before, on or after the ADT NA Distribution Date under a Tyco Retiree Medical Plan, or ADT North American R/SB Retiree Medical Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claim under a Tyco Retiree Medical Plan, or ADT North American R/SB Retiree Medical Plan that (A) was filed before the ADT NA Distribution Date; (B) has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (C) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to ADT NA for final adjudication.

Section 6.7. Health, Welfare and Fringe Benefit Plans.

(a) Health Plans.

(i) Tyco shall cause ADT NA to establish the ADT NA Health Plans (including the ADT North American R/SB Retiree Medical Plans) effective no later than the ADT NA Distribution Date and, correspondingly, ADT North American R/SB Employees and their dependents shall cease participating in the Tyco Health Plans on the dates the new plans are established and effective. The newly established ADT NA Health Plans shall be substantially similar to the Tyco Health Plans. After the ADT NA Distribution Date (except as otherwise provided below): (A) ADT NA shall be solely responsible for the management and administration of the ADT NA Health Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the ADT NA Health Plans, and for the collection and remittance of participant contributions and premiums and shall establish and appoint a plan administrator and a HIPAA privacy official, and shall establish a claims and appeals process with its claims administrator(s), and (B) Tyco shall retain sole responsibility for all Liabilities under the Tyco Health Plans and sole responsibility for the payment of all employer-related costs in maintaining the Tyco Health Plans, and for the collection and remittance of participant contributions and premiums.

(ii) Except as provided below, ADT NA shall be solely responsible for the adjudication of any claims filed by an ADT North American R/SB Employee or Former ADT North American R/SB Employee (or any dependent thereof) before, on or after the ADT NA Distribution Date under a Tyco Health Plan or ADT NA Health Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claims filed by a ADT North American R/SB Employee or Former ADT North American R/SB Employee (or any dependent thereof) under a Tyco Health Plan or ADT NA Health Plan before the ADT NA Distribution Date that (A) has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (B) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to ADT NA for final adjudication.

(iii) Any determination made or settlements entered into by Tyco prior to the ADT NA Distribution Date with respect to claims incurred under the Tyco Health Plans by ADT North American R/SB Employees and Former ADT North American R/SB Employees (or any dependent thereof) shall be final and binding on ADT NA and Tyco, as the case may be. On and after the ADT NA Distribution Date, ADT NA shall retain financial and administrative (“run-out”) Liability and all related obligations and responsibilities for all claims incurred by ADT North American R/SB Employees and Former ADT North American R/SB Employees (or any dependent thereof) while ADT North American R/SB Employees and Former ADT North American R/SB Employees are participants in the Tyco Health Plans, including any claims that were administered by Tyco as of, on, or after the ADT NA Distribution Date and in a manner consistent with Section 6.7(a)(ii), except to the extent that Tyco retains the obligation and responsibility to adjudicate claims pursuant to clause (ii) above. Any such run-out Liability and all related claims, charges, and expenses shall be settled in a manner consistent with past practices and policies, including an interim accounting and a final accounting between Tyco and ADT NA. As of the ADT NA Distribution Date, the reserve included in Tyco International’s financial statements for “Incurred But Not Reported” medical and dental expenses attributable to ADT North American R/SB Employees and Former ADT North American R/SB Employees shall be transferred to ADT NA.

(iv) As of the date that the ADT NA Health Plans are established, any COBRA Liabilities attributable to any ADT North American R/SB Employee or Former ADT North American R/SB Employees (or a qualified beneficiary, as such term is defined under COBRA, of such individuals) that were originally obligations under the Tyco Health Plans shall become a ADT North American R/SB Liability. Effective as of the date ADT North American R/SB Employees cease participating in the Tyco Health Plans, ADT NA shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the ADT NA Health Plans for ADT North American R/SB Employees, Former ADT North American R/SB Employees and their qualified beneficiaries regardless as to whether such obligation arose under the Tyco Health Plans or the ADT NA Health Plans.

(v) The ADT NA Health Plan shall provide that each eligible ADT North American R/SB Employee or Former ADT North American R/SB Employee, as applicable, will receive credit in 2012 for any co-payments and deductibles paid under a Tyco Health Plan prior to the ADT NA Distribution Date in satisfying any applicable deductible or out-of-pocket requirements under the ADT NA Health Plan. The ADT NA Health Plan shall each also provide that it shall cover any pre-existing conditions that are covered under the Tyco Health Plan. Additionally, the ADT NA Health Plan shall also provide any other similar benefit in order to provide coverage that is substantially the same as the Tyco Health Plan.

(b) Section 125 Plans. Effective as of the ADT NA Distribution Date, ADT NA shall have established or caused to be established a ADT NA Section 125 Plan and on and after that date ADT NA shall be solely responsible for the management and administration of the ADT NA Section 125 Plan and such plan shall remain in effect on and after the ADT NA Distribution Date.

(c) Severance Plans. Tyco shall cause ADT NA to establish the ADT NA Severance Plans, each effective as of the ADT NA Distribution Date and each in substantially the same form(s) as the Tyco Severance Plans and, correspondingly, ADT North American R/SB Employees and Former ADT North American R/SB Employees who are currently eligible to receive or are receiving severance payments shall cease participating in the Tyco Severance

Plans on the ADT NA Distribution Date. After the ADT NA Distribution Date: (i) ADT NA shall be solely responsible for (x) the payment of all Liabilities under the Tyco Severance Plans or ADT NA Severance Plans relating to ADT North American R/SB Employees and Former ADT North American R/SB Employees, (y) the management and administration of the ADT NA Severance Plans and (z) the payment of all employer-related costs in establishing and maintaining the ADT NA Severance Plans, and (ii) Tyco shall retain sole responsibility for (w) all Liabilities under the Tyco Severance Plans or ADT NA Severance Plans relating to Tyco Employees and Former Tyco Employees, (x) all Liabilities for severance or termination pay or benefits under individual agreements entered into with any Tyco Employee or Former Tyco Employee prior to the ADT NA Distribution Date, (y) the management and administration of the Tyco Severance Plans and (z) the payment of all employer-related costs in maintaining the Tyco Severance Plans. In no event shall an employee or former employee receive a duplication of severance benefits. Except as provided below, ADT NA shall be solely responsible for the adjudication of any claims filed by an ADT North American R/SB Employee or Former ADT North American R/SB Employee before, on or after the ADT NA Distribution Date under a Tyco Severance Plan. Notwithstanding the previous sentence, Tyco shall be solely responsible for the adjudication of any claim filed by an ADT North American R/SB Employee or Former ADT North American R/SB Employee under a Tyco Severance Plan before the ADT NA Distribution Date that (A) has not been finally adjudicated by Tyco on the day immediately preceding the ADT NA Distribution Date; and (B) under the applicable claims procedure, Tyco’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the ADT NA Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Tyco’s response to such claim does not finally adjudicate the claim, Tyco shall immediately upon sending its response to the claimant transfer administration of such claim to ADT NA for final adjudication.

(d) Disability Plans. Tyco shall cause ADT NA to establish the ADT NA Disability Plans effective no later than the ADT NA Distribution Date and, correspondingly, ADT North American R/SB Employees shall cease participating in the Tyco Disability Plans on the dates the new plans are established and shall begin participating in the ADT NA Disability Plans. The newly established ADT NA Disability Plans shall be substantially similar to the Tyco Disability Plans. After the ADT NA Distribution Date: (i) ADT NA shall be solely responsible for: (x) the payment of all Liabilities under the Tyco Disability Plans or ADT NA Disability Plans relating to ADT North American R/SB Employees and Former ADT North American R/SB Employees, and (y) the management and administration of the ADT NA Disability Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the ADT NA Disability Plans, and (ii) Tyco shall retain sole responsibility for all disability Liabilities that are subject to insurance under the Tyco Disability Plans for disabilities relating to Tyco Employees and Former Tyco Employees and shall be solely responsible for the payment of all employer-related costs in maintaining the Tyco Disability Plans.

(e) Group Insurance Plans. Tyco shall cause ADT NA to establish the ADT NA Group Insurance Plans, effective no later than the ADT NA Distribution Date and, correspondingly, except as provided below, ADT North American R/SB Employees shall cease participating in the Tyco Group Insurance Plans on the dates the new plans are established and shall begin participating in the ADT NA Group Insurance Plans. The newly established ADT NA Group Insurance Plans shall be substantially similar to the Tyco Group Insurance Plans.

After the ADT NA Distribution Date: (i) ADT NA shall be solely responsible for the management and administration of the ADT NA Group Insurance Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the ADT NA Group Insurance Plans, and (ii) Tyco shall retain sole responsibility for all Liabilities for claims incurred prior to the ADT NA Distribution Date under the Tyco Group Insurance Plans and shall be solely responsible for the payment of all employer-related costs in maintaining the Tyco Group Insurance Plans.

(f) Fringe Benefits. Effective as of the ADT NA Distribution Date, each of Tyco and ADT NA shall be responsible for establishing (as necessary) and maintaining its own fringe benefit plans, policies and arrangements, including any employee assistance program, educational assistance program, adoption assistance program and any other fringe benefit plans, programs and arrangements (which ADT NA fringe benefit plans, policies and arrangements shall be substantially similar to the Tyco fringe benefit plans, policies and arrangements). ADT NA shall be solely responsible for the management and administration of and assume financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by ADT NA and Former ADT North American R/SB Employees (but not paid by Tyco) prior to, on or after the ADT NA Distribution Date; and Tyco shall retain financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Tyco Employees and Former Tyco Employees prior to, on or after the ADT NA Distribution Date.

(g) Paid Time Off and Payroll. Effective as of the ADT NA Distribution Date, Tyco and ADT NA shall establish or retain its own paid time off policy (which ADT NA paid time off policy shall be substantially similar to the Tyco paid time off policy) and (i) any earned but unused paid time off (including vacation pay) that a ADT North American R/SB Employee is entitled to as of the ADT NA Distribution Date will be credited to the ADT North American R/SB Employee under the ADT NA paid time off policy and provided in accordance with that policy; and (ii) any earned but unused paid time off (including vacation pay) that a Tyco Employee is entitled to as of the ADT NA Distribution Date will be continued by the Tyco paid time off policy and provided in accordance with that policy. On and after the ADT NA Distribution Date, neither Tyco nor ADT NA shall have any liability for paid time off on behalf of another Party’s employees.

(h) Bonus Plans. With respect to any annual or multi-year bonus or incentive plan not otherwise described in this Agreement, ADT NA (or their applicable Affiliate or Subsidiary) shall be responsible for all Liabilities and fully perform, pay and discharge all bonus obligations that become due after the ADT NA Distribution Date relating to such plan(s) for ADT North American R/SB Employees and Former ADT North American R/SB Employees, as applicable. ADT NA shall cause the amounts payable under such plan(s) in respect of the fiscal year in which the ADT NA Distribution Date occurs to be no less than the amounts accrued on the financial statements of ADT NA as of the ADT NA Distribution Date, proportionately increased for a full fiscal year including those payable to any ADT North American R/SB Employee whose employment is terminated by ADT NA without “cause” after the ADT NA Distribution Date and before the date on which such bonuses are payable.

Section 6.8. Cooperation and Administrative Provisions.

(a) Notwithstanding anything herein to the contrary, the Parties shall reasonably cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, board resolutions, government filings, data, payroll and employment Information on regular timetables, make certain that each applicable entity’s data and records are correct and updated on a timely basis, and cooperate as needed with respect to (i) any litigation with respect to an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement, (ii) an audit of an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement by the Internal Revenue Service, Department of Labor or any other Government Entity, (iii) seeking a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or Department or Labor on behalf of any employee benefit plan or arrangement contemplated by this Agreement, and (iv) any filings that are required to be made or supplemented to the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor or any other Government Entity; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(b) Notwithstanding anything herein to the contrary, the Parties agree that they shall share all necessary data elements to administer the Tyco and ADT NA equity plans described in Section 6.1 and Section 6.2 for a period of ten (10) years following the ADT NA Distribution Date. This data shall be made available to their plan administrators in the formats that exist at the time of the distribution or in any other mutually agreeable format. Data shall be transmitted to these administrators via a mutually agreeable method of data transmission. Each Party also agrees to ensure that their plan administrator will make available all necessary data elements required now or in the future including but not limited to, exercise, lapse and tax data, in a timely fashion and to withhold appropriate taxes at the direction of the employer company of the individual for the time period covered under this provision.

(c) With respect to any employees on international assignment who are listed on Schedule 6.8(c) and who become ADT North American R/SB Employees, (i) if such employees are repatriated to their home countries or initiate the process of repatriation prior to the ADT NA Distribution Date, Tyco shall pay the costs of repatriation; and (ii) if such employees remain on international assignment through the ADT NA Distribution Date, (A) Tyco shall pay the cost of assignment up to the ADT NA Distribution Date, as applicable (except that the tax obligation for the year of separation shall be prorated between Tyco and ADT NA as set forth in Schedule 6.8(c)), and (B) any costs related to repatriation initiated at some future date shall be the responsibility of ADT NA.

(d) With respect to any ADT North American R/SB Employee listed on Schedule 6.8(d) who is subject to a retention agreement, separation bonus agreement and/or eligible for a lump sum award and who transfers to ADT NA prior to the ADT NA Distribution Date and/or remains in employment with ADT NA through any subsequent vesting date applicable to such agreement or award, ADT NA shall recognize and assume the obligation of such agreement or award (the “Retention Letters”) and be responsible for the making of all payments and withholding of all taxes (including without limitation any employment taxes) associated with such Retention Letters.

(e) The Parties shall share, or cause to be shared, all Information on participants in the ADT North American R/SB Plans and Tyco Retained Plans that is necessary and appropriate for the efficient and accurate administration of the ADT North American R/SB Plans and Tyco Retained Plans, including (but not limited to) Information reasonably necessary to timely respond to claims for benefits made by participants and Information on expenses incurred by ADT North American R/SB Plans prior to the ADT NA Distribution Date so that ADT NA may invoice and pay administrative expenses from their respective plan trusts as described in paragraph (g) below. The Parties and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection and transfer, be given reasonable and timely access to, and may make copies of, all Information relating to the subjects of this Article VI to the extent necessary or appropriate for such administration. Each of the Parties agree, upon reasonable request, to provide financial, operational and other Information on each ADT North American R/SB Plan and Tyco Retained Plan, including (but not limited to) Information on a plan’s assets and liabilities, at a level of detail reasonably necessary and appropriate for the efficient and accurate administration of each of the ADT North American R/SB Plans and Tyco Retained Plans. Notwithstanding the foregoing, if any such Information described in this Section 6.8(e) cannot be reasonably obtained without additional cost, the Parties shall agree to reimburse each of the other Parties for all additional third-party costs and such other reasonable costs of obtaining the Information. To the extent that the ADT NA Health Plans and the Tyco Health Plans share protected health Information (“PHI”), the ADT NA Health Plans and Tyco Health Plans hereby agree to enter into appropriate business associate agreements to cover the sharing of PHI, as required by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(f) ADT NA agrees to indemnify and hold Tyco harmless with respect to any Liabilities related to actions taken to establish the ADT North American R/SB Plans (and related third party administrative agreements) prior to, on or after the ADT NA Distribution Date.

(g) To the extent not covered elsewhere in this Agreement, with respect to expenses and costs incurred on behalf of an ADT North American R/SB Plan or Tyco Retained Plan ADT NA shall be responsible, through either direct payment or reimbursement to Tyco for its allocable share of actual third party and/or vendor costs and expenses incurred by or on behalf of any member of the ADT North American R/SB Group or the ADT North American R/SB Plans. An allocable share of any such costs and expenses will be determined in a manner consistent with the manner in which the allocable share of such costs and expenses was determined prior to the ADT NA Distribution Date. The Parties agree to pay for any third-party costs associated partially or entirely with their respective employee benefit plans associated with this Distribution following the ADT NA Distribution Date.

(h) To the extent not covered elsewhere in this Agreement, with respect to all employee benefit plans, policies, programs, payroll practices, and arrangements maintained outside of the United States, the Parties agree that they shall reasonably cooperate and work together to facilitate any transfer of employee benefit plans, policies, programs, payroll practices, and arrangements as necessary by the ADT NA Distribution Date, but in any event no later than three (3) months following the ADT NA Distribution Date and in accordance with applicable Law.

(i) With respect to multinational insurance pools that the Parties’ entities participate in, the respective multinational insurance pools will continue to maintain premium, claim and administrative charges for each participating Tyco or ADT NA entity within each such pool until the end of the policy year following the ADT NA Distribution Date. At the end of such policy year, the multinational insurance pools shall be revised so that the Parties participate in separate pools (to the extent that a Party wishes to continue participating in an applicable pool). In addition, in the policy year accounting to be completed at the end of such policy year, (a) if a Tyco or ADT NA entity’s experience contributed a surplus to the overall pool experience, then that entity will be paid the appropriate dividend from the pool; (b) if a Tyco or ADT NA entity’s experience created a deficit for the overall pool, then that entity will not receive a dividend, and such deficit will be carried forward to the successor pools established for that entity for subsequent policy years (or if no successor pool is established and any Party incurs any expense with respect to such deficit, then the Party responsible for such deficit shall promptly reimburse the Party incurring such expense).

(j) To the extent not covered elsewhere in this Agreement, it is the intention of Tyco and ADT NA to provide herein that ADT NA shall be responsible for the management and administration of all of its respective employee benefit plans on and after the ADT NA Distribution including, but not limited to, the adjudication of claims pending on the ADT NA Distribution Date that were filed by ADT North American R/SB Employees or Former ADT North American R/SB Employees under a Tyco sponsored employee benefit plan. It is also the intention of Tyco and ADT NA that if ADT NA’s plan administrator or any other authorized person or committee does not have at least a sixty (60) day period after the ADT NA Distribution Date to respond to a claim, Tyco will respond to the claim and, if such response is not a final adjudication of the claim, immediately transfer administration of such claim to ADT NA. The Parties agree that they shall reasonably cooperate with each other and work together to facilitate the transfer of any documents, materials or information necessary or appropriate for the timely adjudication of any claim and to do so in a manner that is consistent with applicable Law.

(k) To the extent not otherwise provided in this Agreement, the Parties agree that if an amount in the nature of a recovery (including without limitation, a litigation recovery, subrogation recovery, premium or other fee or cost rebate, or demutualization proceeds) becomes payable as the result of the maintenance of an employee benefit plan covered by this Agreement and such recovery is attributable to events that occurred prior to the Distribution, then (i) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a pre-Distribution master trust or other trust (a “Pre-Distribution Trust”) that was split into two or more trusts maintained by the Parties as a result of the Distribution, such recovery will be allocated to the appropriate post-Distribution trusts in the same proportion as was applicable to the Pre-Distribution Trust split; (ii) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a Pre-Distribution Trust that was not split as a result of the Distribution, such recovery will be allocated solely to that trust and (iii) to the extent that a recovery is not covered by subclauses (i) or (ii) above, the Parties will reasonably cooperate with each other and, subject to any applicable fiduciary duties under ERISA or otherwise, determine a fair allocation of the recovery among the appropriate post-Distribution employee benefit plans, associated trusts and/or plan participants.

(l) To the extent not covered elsewhere in this Agreement, the Parties (and their Subsidiaries and Affiliates) are hereby authorized to implement the provisions of this Article VI, including by making appropriate adjustments to employee benefits provided for in this Agreement; provided that such adjustments are intended for administrative or recordkeeping purposes to retain the value of benefits provided in accordance with the provisions of this Agreement.

Section 6.9. Approval of Plans; Terms of Participation by Employees in Plans.

(a) Approval of Plans. On or prior to the applicable ADT NA Distribution Date, the Parties shall take all actions as may be necessary to approve the stock-based employee benefit plans of ADT NA in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(b) Non-Duplication of Benefits. The ADT North American R/SB Plans and Tyco Retained Plans shall not provide benefits that duplicate benefits provided to a participant by a corresponding ADT North American R/SB Plan, or Tyco Retained Plans. The Parties shall agree on methods and procedures, including amending the respective plan documents, to prevent ADT North American R/SB Employees, Former ADT North American R/SB Employees, Tyco Employees, Former Tyco Employees and any dependent or beneficiary thereof from receiving duplicate benefits from the ADT North American R/SB Plans and Tyco Retained Plans; provided that nothing shall prevent ADT NA from unilaterally amending the ADT North American R/SB Plans to avoid such duplication, and nothing shall prevent Tyco from unilaterally amending the Tyco Retained Plans to avoid such duplication.

(c) Service Credits under Plans. Except as may be specified in Schedule 6.9(c), service with any member of the Tyco controlled group prior to the ADT NA Distribution Date shall be credited under the ADT North American R/SB Plans and Tyco Retained Plans to the extent and for the express purposes set forth (including, as applicable and without limitation: eligibility, vesting, company match levels, subsidies, recognition of pre-existing credit and credit for amounts of co-pays, out-of-pocket maximums and deductibles, but not for benefit accrual purposes under pension plans) under the applicable ADT North American R/SB Plan or Tyco Retained Plan, except to the extent duplication of benefits would result; provided, however, that in the event an employee or former employee of one of the Parties (or its Subsidiaries or Affiliates) becomes employed by one of the other Parties (or its Subsidiaries or Affiliates) after December 31, 2012, such employee or former employee’s service with any member of the Tyco controlled group prior to the ADT NA Distribution Date need not be credited by the new employer except to the extent required by Law. Notwithstanding the foregoing, in the event of any conflict between this paragraph (c) and the terms of any ADT North American R/SB Plan or Tyco Retained Plan, the express terms of such plan shall govern.

(d) Plan Elections. Except as may be specifically provided otherwise under this Agreement or applicable Law, all participant elections (including, without limitation, deferral elections, payment elections, beneficiary designations, qualified domestic relations orders, qualified medical child support orders and loan agreements) with respect to the participation of a ADT North American R/SB Employee or Former ADT North American R/SB Employee in a Tyco employee benefit arrangement shall be transferred to and be in full force and effect under the corresponding and applicable ADT North American R/SB Plan in accordance with the terms of each such applicable plan and to the extent permissible under such plan, until such elections are replaced or revoked by the employee who made such election.

(e) Amendment and Termination. No provision in this Agreement shall prohibit the Parties, subsequent to the ADT NA Distribution Date, from amending or terminating the employee benefit plans, policies and programs described herein in accordance with the provisions of such plans, policies and programs and applicable Law.

(f) Non-Termination of Employment; No Third-Party Beneficiaries. Except as expressly provided for in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Tyco Employee, ADT North American R/SB Employee or any former, present or future employee of the Tyco Group, ADT North American R/SB Group or any of their respective Affiliates under any Tyco Plan or ADT North American R/SB Plan, nor shall any such provision be construed as an amendment to any employee benefit plan or other employee compensatory or benefit arrangement. Furthermore, nothing in this Agreement is intended to confer upon any Tyco Employee, ADT North American R/SB Employee or any former, present or future employee of the Tyco Group, ADT North American R/SB Group or any of their respective Affiliates any right to continued employment, any recall or similar rights to an Employee on layoff or any type of approved leave, or to change the employment status of any Employee from “at will”.

Section 6.10. Tax Consequences. For Tax purposes, the Parties agree that the treatment of all of the equity compensation and deferred compensation arrangements set forth in this Article VI shall be treated in accordance with Article VI of the Tax Sharing Agreement.

Section 6.11. International Regulatory Compliance. Tyco shall have the authority to adjust the treatment otherwise described in this Article VI in order to ensure compliance with the applicable laws or regulations of countries outside the United States or to preserve the Tax benefits provided under local Tax law or regulation prior the Distribution.

Section 6.12. Alternate Procedure. The Parties hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Tyco and its Subsidiaries shall have no United States employment tax reporting responsibilities, and ADT NA shall have full United States employment tax reporting responsibilities, for ADT NA Employees and Former ADT NA Employees following the close of business on the ADT NA Distribution Date, to the extent provided under such Rev. Proc. 2004-53, and except to the extent that any member of the Tyco Group provides payroll services to ADT NA pursuant to a written agreement among the Parties.

ARTICLE VII

TYCO CONTINGENT ASSETS AND ASSUMED TYCO CONTINGENT LIABILITIES

Section 7.1. Tyco Contingent Assets and Assumed Tyco Contingent Liabilities.

(a) Tyco Contingent Assets. To the extent that a Party or any member of its Group receives from a third party any proceeds of any kind arising out of a Tyco Contingent Asset, to the extent necessary, such Party shall, or shall cause the applicable member of its Group to, promptly (but in no event later than thirty (30) days following receipt thereof, unless there is a good faith open question as to whether such proceeds are in fact Tyco Contingent Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof) transfer such amounts to the other Parties pursuant to and in accordance with their respective Applicable Percentage. Transfers under this Section 7.1(a) are subject to the relevant Parties’ agreement (I) as to the most cost efficient means of effecting such transfer and (II) to share any incremental costs arising as a result of such transfer; provided, that if the relevant Parties cannot agree on a means of effecting the transfer within thirty (30) days from the date that all relevant Parties have notice of the discovery of such proceeds, then the proceeds shall be immediately transferred.

(b) Assumed Tyco Contingent Liabilities. Except as otherwise expressly set forth in the Tax Sharing Agreement (with respect to Taxes), the Parties shall each be responsible for its (1) portion of Specified Shared Expenses (allocable in accordance with Section 5.5) and (2) Applicable Percentage of any Indemnifiable Losses paid to third parties in respect of, including any out-of-pocket costs and expenses related to or arising out of, any Assumed Tyco Contingent Liability. Any amounts owed in respect of any Assumed Tyco Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 7.3(a) or Section 7.3(b) with respect to any Third Party Claim that is an Assumed Tyco Contingent Liability, including, for the avoidance of doubt, any amounts with respect to a bond, prepayment or similar security or obligation required to be posted (or determined to be advisable) by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the Party owing such amount, and, to the extent not otherwise reimbursed by the applicable Party, such costs and expenses shall be included in the calculation of the amount of the applicable Assumed Tyco Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, that in the event that an amount in excess of $10 million in the aggregate is owed by the Parties to any third party or parties with respect to an Assumed Tyco Contingent Liability, in lieu of remitting amounts directly to the Party providing the invoice, the invoiced Party may remit the owed amount directly to the appropriate third party or parties or, if applicable, to a trust established by the invoicing Party for the benefit of the Parties. In furtherance of the foregoing, the Managing Party (and any Party providing access as contemplated by Section 7.3(a)) shall be entitled to reimbursement by the other Party (according to their Applicable Percentages) of any out-of-pocket costs and expenses (which shall include the costs of salaries and benefits of employees who are solely dedicated to the management or defense of such Assumed Tyco Contingent Liability or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Assumed Tyco Contingent Liability) related to or arising out of defending or managing any such Assumed Tyco Contingent Liability, from time to time, when invoiced, including, if applicable, in advance of a final determination or resolution of any Action related to an Assumed Tyco Contingent Liability. For U.S. federal income Tax purposes, the Parties shall treat the payment of Assumed Tyco Contingent Liabilities (and costs and expenses relating to Assumed Tyco Contingent Liabilities, as the case may be) as set forth in the Tax Sharing Agreement. It shall not be a defense to any obligation of either Party to pay any amounts in respect of any Assumed Tyco Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Assumed Tyco Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability, even if such settlement was effected without the consent or over the objection of such Party.

Section 7.2. Management of Assumed Tyco Contingent Assets and Assumed Tyco Contingent Liabilities.

(a) For purposes of this Article VII, “Managing Party” shall initially mean Tyco; provided, however, that under certain circumstances ADT NA may become the Managing Party as may be otherwise agreed to in writing by the Parties.

(b) The Managing Party shall, on behalf of the other Party, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Tyco Contingent Asset and, on behalf of the other Parties, any Action or Third Party Claim with respect to an Assumed Tyco Contingent Liability. The Managing Party shall use its reasonable best efforts to promptly notify the other Parties in the event that it commences an Action with respect to a Tyco Contingent Asset; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Parties against the Managing Party or affect any other provision of this Section 7.2. So long as the Managing Party has assumed and is actively and diligently conducting the defense of any Assumed Tyco Contingent Liability in accordance with Section 7.2(b) above, the other Party will not consent to the entry of any judgment or enter into any settlement with respect to the Assumed Tyco Contingent Liability without the prior written consent of the Managing Party (not to be delayed or withheld unreasonably).

(c) Each Party acknowledges that the Managing Party may elect not to pursue any Tyco Contingent Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other Parties or any business reasons that may be in the best interests of the Managing Party or a member of such Managing Party Group, without regard to the best interests of any member of the other Groups) and that no member of the Managing Party Group shall have any Liability to any Person (including any member of the other Parties’ Groups) as a result of any such determination.

(d) The Managing Party shall on a quarterly basis, or if a material development occurs, as soon as reasonably practicable thereafter, inform the other Party in reasonable detail of the status of and developments relating to any matter involving a Tyco Contingent Asset or Assumed Tyco Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that any failure or delay in providing such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced by such failure or delay. The other Party shall use reasonable efforts to cooperate fully with the

Managing Party in its management of any of such Tyco Contingent Asset or Assumed Tyco Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing reasonable access to such Party’s Records and employees as set forth in Section 7.3); provided that such Party shall only be required to take such actions to the extent that the Parties agree any out-of pocket costs and expenses incurred with respect to such actions shall constitute Assumed Tyco Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b).

(e) Neither Tyco nor ADT NA shall take, or permit any member of its respective Group to take, any action (including commencing any Action) or omit to take any action that may interfere with or that may adversely affect the rights and powers of the Managing Party pursuant to this Article VII.

Section 7.3. Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law or more specifically provided in the Tax Sharing Agreement, in connection with the management and disposition of any Tyco Contingent Asset and/or Assumed Tyco Contingent Liability, the other Party shall provide to the Managing Party reasonable access to its authorized accountants, counsel and other designated representatives, to the employees, properties, and Information of such Party and the members of such Party’s Group to the extent such access relates to the relevant Tyco Contingent Asset or Assumed Tyco Contingent Liability; provided that (x) such access shall not unreasonably interfere with any of such Party’s employees’ normal job functions, (y) such Party shall not be required to provide such access to the extent that the provision of such would require such Party (or its applicable Group member) to waive any attorney-client or other legal privilege and (z) any out-of-pocked costs and expenses incurred in connection with the provision of such access shall constitute Assumed Tyco Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b). Each Party shall, to the extent so requested by the other Party, enter into a joint-defense agreement with the other Party in respect of the Assumed Tyco Contingent Liabilities, on terms as are to be reasonably agreed between the Parties. Nothing in this Section 7.3(a) shall require either Party to violate any agreement with any third party regarding the confidentiality of information relating to that third party.

(b) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access pursuant to this Section 7.3 shall be at no additional cost or expense of the Managing Party or any other Party (other than for actual out-of-pocket costs and expenses, which shall be allocated as set forth in Section 7.1).

Section 7.4. Notice Relating to Tyco Contingent Assets and Assumed Tyco Contingent Liabilities; Disputes. (a) In the event that the other Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Asset or Liability that may be a Tyco Contingent Asset or Assumed Tyco Contingent Liability, (ii) any matter or occurrence that has given or could give rise to an Assumed Tyco Contingent Liability or Tyco Contingent Asset or (iii) any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Assumed Tyco

Contingent Liability or Tyco Contingent Asset, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would reasonably require earlier notice) notify the Managing Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release the other Party from any of its obligations under this Article VII except and solely to the extent that the other Party shall have been actually and materially prejudiced as a result of such failure.

(b) In the event that any Party disagrees whether a claim, obligation, Asset and/or Liability is a Tyco Contingent Asset or an Assumed Tyco Contingent Liability or whether such claim, obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X.

Section 7.5. Cooperation with Governmental Entity. If, in connection with any Tyco Contingent Asset or Assumed Tyco Contingent Liability, a Party is required by Law to respond to or is reasonably requested to cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party; provided, that to the extent such consultation is not practicable, the applicable Party shall promptly inform the Managing Party regarding such response or cooperation and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Tyco Contingent Asset or Assumed Tyco Contingent Liability pursuant to any written or oral request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of such request or requirement and such Party’s response thereto, and shall use reasonable best efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client privilege or applicable legal process.

Section 7.6. Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Assumed Tyco Contingent Liability (including, for the avoidance of doubt, such Party’s Applicable Percentage of the costs and expenses of the Managing Party or any other assisting Party), then the non-defaulting Party (including Tyco) shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay such Assumed Tyco Contingent Liability (or any future Assumed Tyco Contingent Liability when obligated) and any non-defaulting Party may exercise any available legal remedies against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at the Default Interest Rate. In connection with the foregoing, it is expressly understood that any defaulting Party’s share of the proceeds from any Tyco Contingent Asset may be used via a right of offset to satisfy, in whole or in part, the obligations of such defaulting Party; such rights of offset shall be applied in favor of the non-defaulting Party or Parties in proportion to the additional amounts paid by any such non-defaulting Party.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement, any Ancillary Agreement or the Flow Control Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VIII, effective as of the effective time of this Agreement, each Party, for itself and each member of its respective Group, in each case, together with their respective administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s’ Group and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the ADT NA Plan of Separation and all other activities to implement the ADT NA Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) Nothing contained in Section 8.1(a) shall impair or otherwise affect any right of either Party, and as applicable, a member of the Party’s Group to enforce this Agreement or any Ancillary Agreement, in each case in accordance with its terms. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) (A) with respect to Tyco or any member of its Group, any Tyco Retained Liability and (B) with respect to ADT NA or any member of its Group, any ADT North American R/SB Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of the other Group prior to the Effective Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s ‘Group), on the other hand;

(v) any Liability with respect to an Assumed Tyco Contingent Liability pursuant to Article VII;

(vi) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(64);

(vii) any Liability with respect to the insurance policies written by White Mountain Insurance Company; and

(viii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements or Continuing Arrangements.

In addition, nothing contained in Section 8.1(a) shall release either Party from (i) indemnifying any director, officer or employee of the other Party who was a director, officer or employee of such Party or any of its Affiliates on or prior to the Effective Time or the ADT NA Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations or (ii) any Liability owed by a Party to the other Party pursuant to the Flow Control Agreement.

(c) From and after the effective time of this Agreement, each Party shall not, and shall not permit any member of its Group to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a). The release in this Section 8.1 includes a release of any rights and benefits with respect to such Liabilities that ADT NA, Tyco and each member of the ADT North American R/SB Group and Tyco Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each of Tyco and ADT NA hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Persons described in Section 8.1(a) from the Liabilities described in the first sentence of Section 8.1(a). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2. Indemnification by Tyco. Except as otherwise specifically provided in any provision of this Agreement or any Ancillary Agreement, following the ADT NA Distribution Date, Tyco shall, and shall cause the other members of the Tyco Group to, indemnify, defend and hold harmless the ADT North American R/SB Indemnitees from and against any and all Indemnifiable Losses of the ADT North American R/SB Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Tyco Retained Liabilities or alleged

Tyco Retained Liabilities, including, after the ADT NA Distribution Date, the failure of Tyco or any member of the Tyco Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities or (b) any breach by Tyco of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; provided that this Section 8.2 shall not apply with respect to any Assumed Tyco Contingent Liability, in which case Article VII shall apply. To the extent ADT LLC purchases any Tyco International ADT Asset pursuant to Section 2.2(d) after the ADT Separation Date, TIFSA shall indemnity for and pay to ADT NA in accordance with Section 8.6 an amount equal to the purchase price of such Tyco International ADT Asset.

Section 8.3. Indemnification by ADT NA. Except as otherwise specifically provided in any provision of this Agreement or any Ancillary Agreement, following the ADT NA Distribution Date, ADT NA shall, and shall cause the other members of the ADT North American R/SB Group, to indemnify, defend and hold harmless the Tyco Indemnitees from and against any and all Indemnifiable Losses of the Tyco Indemnitees, arising out of, by reason of or otherwise in connection with (a) the ADT North American R/SB Liabilities or alleged ADT North American R/SB Liabilities, including, after the ADT NA Distribution Date, the failure of ADT NA or any member of the ADT North American R/SB Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities or (b) any breach by ADT NA of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; provided that this Section 8.3 shall not apply with respect to any Assumed Tyco Contingent Liability, in which case Article VII shall apply.

Section 8.4. Procedures for Indemnification.

(a) Direct Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.5(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) Third Party Claims. If a claim or demand is made against a Tyco Indemnitee or a ADT North American R/SB Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or a Subsidiary of a Party (a “Third Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Managing Party) which is or may be required pursuant to this Article VIII, or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days)

after receipt by such Indemnitee of written notice of the Third Party Claim. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be an Assumed Tyco Contingent Liability, such Party, as appropriate, shall give the Managing Party (as determined pursuant to Article VII) written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c) Other than in the case of (i) an Assumed Tyco Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party as provided for in Article VII), (ii) indemnification pursuant to the Tax Sharing Agreement or (iii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be assumed and controlled by the beneficiary Party), an Indemnifying Party shall assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not an Assumed Tyco Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Other than in the case of an Assumed Tyco Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Assumed Tyco Contingent Liability (with any Assumed Tyco Contingent Liability handled in accordance with Article VII) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Assumed Tyco Contingent Liability, which, with respect to the subject matter of this Section 8.5(f), shall be governed by Section 7.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Assumed Tyco Contingent Liability, such matters are addressed in Article VII.

(g) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement (except as and to the extent otherwise expressly provided in such Ancillary Agreement) and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party.

Section 8.5. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that is not an Assumed Tyco Contingent Liability and that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of Tyco and ADT NA agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 8.6. Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 8.7. Contribution.

(a) If the indemnification provided for in Sections 8.2, 8.3 and 8.4, including in respect of any Assumed Tyco Contingent Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to Information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 8.7 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.7(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 8.7(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 8.8. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII including, for the avoidance of doubt, in respect of any Assumed Tyco Contingent Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits realized in accordance with, and subject to, the principles set forth or referred to in the Tax Sharing Agreement, and increased in accordance with, and subject to, the principles set forth in the Tax Sharing Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an

“Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification and contributions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VIII; provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 8.9. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c) Each Party shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, actions, and email files and backup tapes regarding any of the foregoing as such pertains to any period prior to the Separation Date in their possession, whether in electronic form or otherwise, until the date on which such Records are no longer required to be retained pursuant to such Party’s applicable record retention policy and schedules as set forth in Schedule 8.9(c); provided, however, to the extent the Tax Sharing Agreement provides for a longer period of retention of Tax records, such longer period as provided in the Tax Sharing Agreement shall control.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of Article VII, and subject to any applicable provisions of this Agreement or any Ancillary Agreement:

(a) After the Effective Time, upon the prior written request by ADT NA for specific and identified Information which relates to (x) ADT NA or the conduct of the ADT North American R/SB Business, as the case may be, up to the ADT NA Distribution Date, or (y) any Ancillary Agreement, Tyco shall (or shall cause its Group member to) provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if ADT NA (or its Group member) has a reasonable need for such originals) in the possession or control of Tyco or any of its Affiliates or Subsidiaries, but only to the extent such items so relate; provided, however, that Tyco (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would require Tyco (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

(b) After the ADT NA Distribution Date, upon the prior written request by Tyco for specific and identified Information which relates to (x) Tyco or the conduct of the Tyco Retained Business, up to the ADT NA Distribution Date, or (y) any Ancillary Agreement, ADT NA shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Tyco (or its Group member) (including for these purposes any member of the Flow Control Group) has a reasonable need for such originals) in the possession or control of ADT NA or any of its Subsidiaries; provided, however, that ADT NA (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would require ADT NA (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

Section 9.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for access with respect to Tax matters (in which event the provisions of the Tax Sharing Agreement will govern), from and after the Effective Time for a period of seven (7) years, each of Tyco and ADT NA shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement; provided that neither Party shall be required to provide such access to the extent that the provision of such would require such Party (or one of its Group members) to breach any confidentiality covenant or waive any attorney-client or other legal privilege. Nothing in this Section 9.2 shall require either Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business.

Section 9.3. Witness Services. At all times from and after the Effective Time, each of Tyco and ADT NA shall use its reasonable best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the requested Party (or any member of the their respective Groups), as applicable. A Party providing a witness to the other Party under this Section 9.3 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) as may be reasonably incurred and properly paid under applicable Law.

Section 9.4. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 9.5. Confidentiality. Notwithstanding any termination of this Agreement, from the date hereof and for a period ending seven (7) years from the expiration or termination of the Monitoring Agreements (as the term thereof may be extended pursuant to the terms and conditions of the Monitoring Agreements), each Party and the members of its Group shall (i) hold in strict confidence (and at a standard of care no less than they use for their own similar information and in accordance with the terms of all applicable third-party agreements), (ii) disclose, provide, transfer, share or make available only to their and their Subsidiaries’ officers, employees, agents, consultants, auditors, attorneys and advisors (or potential buyers, lenders, investors, or similar transaction counterparties pursuant to any due diligence process), only on a “need to know” basis, and (iii) not use for any purpose other than to ensure compliance with the terms and conditions of this Agreement or any Ancillary Agreement, to enforce or defend any of its rights hereunder or thereunder or to the extent otherwise expressly permitted pursuant to this Agreement or any Ancillary Agreement, all Confidential Information to the extent relating to the business of any other Party or any member(s) of such other Party’s Group. To the extent that any Party or any member of its Group has Confidential Information related to another Party or member of such other Party’s Group that is the subject of this Section 9.5, such first Party shall, and shall cause each member of its Group to (in each case, except as otherwise expressly provided in this Agreement or any Ancillary Agreement), to the extent such Confidential Information is documented or exists in written, photographic or other physical form, return such information (and any copies made thereof) to such other Party or Group, and to the extent it is stored in electronic form, make a copy available to such other Party or Group and expunge such information from any computer or other data carrier, in each case, as promptly as reasonably practicable after the discovery thereof, provided that either Party or member of its Group may retain such information in their archival or back-up computer storage for the period they normally archive backed-up computer records, which copies shall be subject to the provisions of this Agreement until the same are destroyed, and shall not be accessed by either Party or member of its Group during such period of archival or back-up storage other than as might be required by this Agreement, any Ancillary Agreement or by applicable Law. Each Party is liable hereunder for any unauthorized disclosure or use of the other Parties’ Confidential Information by its recipients, including any members of its Group.

In the event that either Party or any member of its Group pursues discussions or negotiations with respect to, enters into any agreement relating to, or otherwise consummates any sale or divestiture of any assets or business that, prior to such sale or divestiture, possesses or has rights of access to any Confidential Information of the other Party or any member of its Group, such Party shall, and shall cause the applicable members of its Group to either (1) remove any such Confidential Information of the other Party or its Group from such assets or business as of the consummation of any such sale or divestiture (and use reasonable best efforts to prevent the disclosure thereof during any due diligence process relating thereto) and/or (2) cause the confidentiality and non use obligations of such Party (and members of its Group), as it relates to the Confidential Information of such other Party and/or members of its Group under this Agreement (and any applicable Ancillary Agreement) to be assigned to, and assumed by, the acquiror in connection with any such sale or divestiture, such as to apply to such acquiror and its Affiliates to the same extent as if a party hereto. In addition, the Party (or member of its Group) undertaking any such sale or divestiture may, at its election, assign to the acquiror any rights or benefits of such Party as they relate to the confidentiality and non use obligations of the other Party.

Section 9.6. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of Tyco Group and the ADT North American R/SB Group, and that each of the members of the Tyco Group and the ADT North American R/SB Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Tyco or ADT NA (and/or members of their respective Groups), as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Tyco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Tyco Retained Business, whether or not the privileged Information is in the possession of or under the control of Tyco or ADT NA (or any member of their respective Groups). Tyco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Tyco Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Tyco (or any member of the Tyco Group), whether or not the privileged Information is in the possession of or under the control of Tyco or ADT NA (or any member of their respective Group);

(ii) ADT NA shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the ADT North American R/SB Business, whether or not the privileged Information is in the possession of or under the control of Tyco or ADT NA (or any member of their respective Group). ADT NA shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting ADT North American R/SB Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by ADT NA (or any member of the ADT North American R/SB Group), whether or not the privileged Information is in the possession of or under the control of Tyco or ADT NA (or any member of their respective Group).

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.6, with respect to all privileges not allocated pursuant to the terms of Section 9.6(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of Tyco or ADT NA (or their respective Group members) in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.6 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Tyco and ADT NA as set forth in Sections 9.5 and 9.6, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Sections 7.3, 8.4, 9.1 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.3, 8.4 and 9.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 7.5 and 8.6 hereof, and the transfer of privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted pursuant to applicable law.

(i) Notwithstanding any provision to the contrary in this Section 9.6, the Audit Management Party (as defined in the Tax Sharing Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all privileged Information to (i) any Taxing Authority (as defined in the Tax Sharing Agreement) conducting a Tax Audit (as defined in the Tax Sharing Agreement) or (ii) to third parties in connection with the defense of a Tax Audit, including, expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 9.7. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 9.8. Other Agreements. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but (x) excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim and (y) subject to the prior requirements of Section 5.1(d), in the case of any controversy, dispute or claim arising out of or with respect to Sections 5.1(b) or (c))

(collectively, “Agreement Disputes”), the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of a negotiation in accordance with this Section 10.1 or mediation in accordance with Section 10.2, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 10.2. Mediation. If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own costs in connection with such mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”). If the Parties have not succeeded in mediating and negotiating a resolution of the Agreement Dispute after the expiration of the Mediation Period, the Parties shall be entitled to seek further relief through litigation or otherwise, subject to the provisions of Article XII of this Agreement.

Section 10.3. Treatment of Negotiations and Mediation. Unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference or discussion pursuant to this Article X shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed to the extent required by Law or stock exchange. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

Section 10.4. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

INSURANCE

Section 11.1. Policies and Rights Included Within Assets. The ADT North American R/SB Assets shall include (i) any and all rights of an insured Party under each of the ADT North American R/SB Shared Policies, subject to the terms of such ADT North American

R/SB Shared Policies and any limitations or obligations of ADT NA contemplated by this Article XI, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual, contingent or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, prior to the ADT NA Distribution Date by either Party in or in connection with the conduct of the ADT North American R/SB Business, regardless of whether any suit, claim, action or proceeding is brought before or after the ADT NA Distribution Date or, to the extent any claim is made against ADT NA or any of its Subsidiaries or the conduct of the Tyco Retained Business, and which actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such ADT North American R/SB Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such ADT North American R/SB Shared Policies, or any of them, to ADT NA, and (ii) the ADT North American R/SB Policies.

Section 11.2. Claims Made Tail Policies. The claims made tail policies provided for in this Section 11.2 will provide coverage for any Claim arising from any Wrongful Act occurring, in whole or in part, prior to the earlier of the Flow Control Distribution Date and ADT NA Distribution Date. For purposes of this Section 11.2, “Claim” and “Wrongful Act” shall have the respective meanings given to such terms in the current Tyco International Ltd., D&O, Fiduciary and Employment Practices Liability Insurance Policies, as applicable.

(a) Tyco shall purchase Directors and Officers Liability Insurance Policies having total limits of $275 million, consisting of $275 million of non-rescindable Side A coverage inclusive and $200 million of Side B coverage and having a policy period incepting on the earlier of the ADT NA Distribution Date, the expiration date of the current Tyco Directors and Officers liability insurance Policies or the Flow Control Distribution Date, whichever date is earlier, and ending on a date that is six years after the latest of the ADT NA Distribution Date and the Flow Control Distribution Date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Tyco, Flow Control and ADT NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco Directors and Officers liability insurance program existing as of the earlier of the ADT NA Distribution Date or the Flow Control Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors or omissions, post-dating the earlier of the ADT NA Distribution Date or the Flow Control Distribution Date. Tyco (i) shall provide ADT NA with copies of the D&O Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to ADT NA.

(b) Tyco shall purchase Fiduciary Liability Insurance Policies having total limits of $50 million and having a policy period incepting on the earlier of the ADT NA Distribution Date, the expiration date of the current Tyco Directors and Officers liability insurance Policies or the Flow Control Distribution Date, whichever date is earlier, and ending on a date that is six years after the latest of the ADT NA Distribution Date and the Flow Control Distribution Date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Tyco, Flow Control and ADT NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco fiduciary liability insurance program existing as of the earlier of the ADT NA Distribution Date or the Flow Control Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date. Tyco (i) shall provide ADT NA with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to ADT NA.

(c) Tyco shall purchase Employment Practices Liability Insurance Policies having total limits of $50 million of coverage and having a policy period incepting on the earlier of the ADT NA Distribution Date, the expiration date of the current Tyco Directors and Officers liability insurance Policies or the Flow Control Distribution Date, whichever date is earlier, and ending on a date that is six years after the latest of the ADT NA Distribution Date and the Flow Control Distribution Date (“EPL Tail Policies”). The premium for the EPL Tail Policies shall be pre-paid for the full six-year term of the EPL Tail Policies. Such EPL Tail Policies shall cover Tyco, Flow Control and ADT NA and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Tyco Employment Practices liability insurance program existing as of the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date. Tyco (i) shall provide ADT NA with copies of the EPL Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to ADT NA.

(d) To the extent that Tyco is unable prior to the ADT NA Distribution Date to obtain any of the policies as provided for in paragraphs (a), (b) and (c) of this Section 11.2, then, with respect to suits or claims based on wrongful acts, errors or omissions on or before the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date, Tyco shall use commercially reasonable efforts to secure alternative insurance arrangements on the standalone insurance policies for ADT NA to provide benefits on terms and conditions (including policy limits) in favor of ADT NA and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 11.2. With respect to such alternative insurance arrangements, Tyco and ADT NA shall be responsible for their own costs under their applicable standalone insurance policies. Tyco shall not under any circumstances purchase any such alternative coverage containing an exclusion for suits or claims based on wrongful acts, errors or omissions up to and including the earlier of the ADT NA Distribution Date and the Flow Control Distribution Date to the extent such exclusion would preclude coverage for ADT NA and/or the insured persons thereof, but would not preclude coverage for Tyco and/or the insured persons thereof.

Section 11.3. Occurrence Based Policies.

(a) Notwithstanding anything herein to the contrary, the terms, conditions and procedures set forth in the various Shared Policies issued by White Mountain Insurance Company and Third Party Administrator Claims Service Instructions associated with such Policies that are in effect as of the ADT NA Distribution Date and pursuant to which Tyco and its Subsidiaries are insured parties, which address, among other things, (i) how claims and suits under the Tyco Shared Policies will be administered, paid, accounted for, and the level of input each Party will have in claim settlements, (ii) access to Shared Policies claim data, (iii) Large Loss Notification to each Party for which ADT NA shall each bear full responsibility to notify Excess carriers of any such losses, (iv) dispute resolution and (v) Umbrella and Excess claims handling, are incorporated hereby by reference.

(b) With respect to all other occurrence based Tyco Shared Occurrence Policies, for suits or claims that are filed or made based upon occurrences that occurred or are alleged to have occurred in whole or in part prior to the ADT NA Distribution Date, Tyco and ADT NA, shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax, assessment or similar regulatory surcharges, that relates to claims based on occurrences that predate the ADT NA Distribution Date.

Section 11.4. Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 11.3 hereof, in any Schedule hereto or in any Ancillary Agreement, from and after the Effective Time, (i) Tyco shall be responsible for (A) Insurance Administration of the Shared Policies, (B) Claims Administration under such Shared Policies with respect to Tyco Retained Liabilities, and (C) Claims Administration under Shared Policies written by White Mountain Insurance Company with respect to ADT North American R/SB Liabilities and (ii) ADT NA shall be responsible for Claims Administration under such Shared Policies with respect to ADT North American R/SB Liabilities (other than ADT North American R/SB Liabilities under Shared Policies written by White Mountain Insurance Company for which Tyco shall be responsible for Claims Administration; provided that if White Mountain Insurance Company tenders the underlying Insured Claim for such ADT North American R/SB Liability to the excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, then ADT NA shall be responsible for any such Claims Administration); provided that the retention of such responsibilities by Tyco is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that Tyco’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period or amount permitted or required by the relevant Policy. Tyco may discharge its administrative responsibilities under this Section 11.4 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs, including defense and out-of-pocket expenses, are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b) Exceeding Policy Limits. Where ADT North American R/SB Liabilities are specifically covered under a Shared Policy for occurrences, acts or events prior to the ADT NA Distribution Date, then ADT NA may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 11.2, Section 11.3 or Section 11.4(c) hereof), subject to the terms of this Section 11.4. Except as set forth in this Section 11.4, Tyco and ADT NA shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Tyco or ADT NA, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Tyco, or ADT NA or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VIII.

(c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 11.3, Insurance Proceeds received with respect to suits, occurrences, claims, costs and expenses covered under the Shared Policies shall be paid to Tyco with respect to Tyco Retained Liabilities and to ADT NA with respect to ADT North American R/SB Liabilities. In the event that the aggregate limits on any Shared Policies are exhausted by the payment of Insured Claims to the Parties, each Party shall be responsible for its own costs, expenses and liabilities for which the corresponding insurance coverage under the Shared Policies has been exhausted. Each of the Parties agrees to use their respective reasonable best efforts to maximize available coverage under those Shared Policies applicable to it for the benefit of all Parties, and to take all reasonable best steps to recover from all other responsible parties (except the Parties) in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d) Allocation of Aggregate Deductibles. In the event that both Parties have insured claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the total deductible paid shall be borne by the Parties in the same proportion to which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than its allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount such that each Party will only have to bear its allocable share of the deductible. For the purposes of this Section 11.4(d), Tyco shall include the members of the Flow Control Group.

Section 11.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both of the Parties exist relating to the same occurrence, both Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article XI shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 11.6. Cooperation. The Parties agree to use their respective reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 11.7. Certain Matters Relating to Tyco’s Organizational Documents. For a period of six (6) years from the ADT NA Distribution Date, the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Tyco shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Tyco immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the ADT NA Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the Tyco Group or the ADT North American R/SB Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements and, with respect to the Specified Sections (as defined in the Flow Control Agreement), the Flow Control Agreement, including in each case any related annexes, schedules and exhibits, shall, together constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior negotiations, agreements, and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any Schedule hereto, the Schedule shall control unless specifically provided otherwise in this Agreement. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control. Except as expressly set forth in this Agreement or any Ancillary Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement; and (b) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Sharing Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Sharing Agreement shall control.

Section 12.2. Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements or solely with respect to the Specified Sections (as defined in the Flow Control Agreement), the Flow Control Agreement.

Section 12.3. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 12.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement or with respect to the Specified Sections (as defined in the Flow Control Agreement), the Flow Control Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their terms.

Section 12.5. Expenses. Except as otherwise provided (i) in this Agreement (including with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to Section 5.5), (ii) in any Ancillary Agreement or (iii) with respect to the Specified Sections (as defined in the Flow Control Agreement), in the Flow Control Agreement, the Parties agree that all out-of-pocket fees and expenses incurred by the Parties, or to be incurred by the Parties and directly related to the ADT NA Plan of Separation or transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as result of the ADT NA Plan of Separation) (collectively, “Separation Expenses”) shall (A) to the extent incurred and payable prior to the ADT NA Distribution Date be paid by Tyco and (B) to the extent any such Separation Expenses arise and are payable by any Party following the ADT NA Distribution Date be paid by such Party. Notwithstanding the foregoing, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred in connection with the ADT NA Plan of Separation, any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents in connection with the ADT NA Plan of Separation (including, printing, mailing and filing fees), any costs and expenses incurred with the listing of such Party’s common stock on the NYSE in connection with the Distribution and any costs and expenses incurred in connection with the registration of any debt securities issued in connection with the ADT NA Plan of Separation pursuant to the Securities Act or any other applicable securities laws.

Section 12.6. Notices. All notices, requests, permissions, waivers and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

To Tyco International:

Tyco International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To TIFSA:

Tyco International Finance S.A.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To ADT NA or ADT LLC:

The ADT Corporation

1501 Yamato Road

Boca Raton, Florida 33431

Attn: General Counsel

Facsimile: (561) 431-4624

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 12.6. Any notice to Tyco shall be deemed notice to all members of the Tyco Group and any notice to ADT NA shall be deemed notice to all members of the ADT North American R/SB Group.

Section 12.7. Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 12.8. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 12.9. Assignment. Except as otherwise provided for in this Agreement, this Agreement is not assignable by any Party without the prior written consent of the other

Parties (not to be unreasonably withheld or delayed), and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that a Party may assign this Agreement in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 12.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

Section 12.11. Certain Termination and Amendment Rights. This Agreement may be terminated or amended as among any Parties that remain Affiliates, so long as such amendment does not adversely affect any Party that is no longer an Affiliate, in which case, only with the consent of such Party.

Section 12.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at the Default Interest Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 12.13. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VIII).

Section 12.14. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the ADT NA Distribution Date.

Section 12.15. Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees and (ii) as provided in Section 11.2 relating to insured persons and Section 11.7 relating to the directors, officers, employees, fiduciaries or agents provided therein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.16. Title and Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.17. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the ADT North American R/SB Group or Tyco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the ADT North American R/SB Group or Tyco Group or any of their respective Affiliates.

Section 12.18. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 12.19. Consent to Jurisdiction. Subject to the provisions of Article X hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, and to the non-exclusive jurisdiction of the New York Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.20. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.21. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.21.

Section 12.22. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.23. Primary Liability of TIFSA. Each of the Parties acknowledges and agrees that TIFSA shall be primarily liable for and shall satisfy all obligations of Tyco under this Agreement and all obligations of Tyco International to ADT NA under the Flow Control Agreement, without right of contribution, reimbursement, or compensation from Tyco International.

Section 12.24. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 12.25. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.26. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.4; Section 7.3; Section 8.2; Section 8.3; and Section 8.4).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ John S. Jenkins
Name: John S. Jenkins Title: Secretary and Vice President

TYCO INTERNATIONAL FINANCE S.A.

By:	/s/ Andrea Goodrich
Name: Andrea Goodrich Title: Director

THE ADT CORPORATION

By:	/s/ N. David Bleisch
Name: N. David Bleisch Title: Vice President

ADT LLC

By:	/s/ N. David Bleisch
Name: N. David Bleisch Title: Vice President

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